UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
______________________
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
PRICESMART, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT FOR 2026
ANNUAL MEETING OF STOCKHOLDERS

PRICESMART, INC.
9797 Aero Drive, Suite 100
San Diego, California 92123

PRICESMART, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:
Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 8:30 a.m. E.S.T. on Thursday, February 5, 2026. The Annual Meeting will be held via live audio webcast on the internet. You will be able to participate, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSMT2026. You will not be able to attend the Annual Meeting physically. The Annual Meeting will be held for the following purposes:
1.To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following eleven persons:

Sherry S. Bahrambeygui	Beatriz V. Infante	David N. Price	John D. Thelan
Jeffrey Fisher	Leon C. Janks	Robert E. Price	Edgar Zurcher
Gordon H. Hanson	Patricia Márquez	David R. Snyder
2.To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2025;
3.To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026; and
4.To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 8, 2025 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9797 Aero Drive, Suite 100, San Diego, California 92123. During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at www.virtualshareholdermeeting.com/PSMT2026.
Accompanying this Notice is a proxy or voting instructions card. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
All stockholders are cordially invited to attend the meeting via the webcast.
BY ORDER OF THE BOARD OF DIRECTORS

Patricia M. Klassen
Secretary
San Diego, California
December 19, 2025

PRICESMART, INC.
9797 Aero Drive, Suite 100
San Diego, California 92123
PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
February 5, 2026

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders of the Company to be held on February 5, 2026 (the “Annual Meeting”), and at any adjournments thereof. The Annual Meeting will be a virtual meeting via live audio webcast on the internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PSMT2026 and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the Annual Meeting, please see “Important Information about the Annual Meeting and Voting” beginning on page 3.
This Proxy Statement will be first sent to stockholders on or about December 19, 2025. You can submit your proxy by mail or you may provide voting instructions for your shares by telephone or via the internet. Instructions for voting by telephone, by using the internet or by mail are described on the enclosed proxy card. If you plan to attend the virtual Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so; for the approval, on an advisory basis, of the compensation of the Company’s executive officers for fiscal year 2025; and for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026. As to any other business that may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.
A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later proxy or by attending the virtual Annual Meeting and voting at the meeting.
The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors, employees and other agents of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
The Company’s mailing address is 9797 Aero Drive, Suite 100, San Diego, California 92123.
Voting
Stockholders of record at the close of business on December 8, 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.
As of the Record Date, 30,816,360 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.
Votes cast by proxy or at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Because directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, the eleven director nominees who receive the greatest number of votes cast will be elected directors.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	1

The non-binding advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026 require the affirmative vote of a majority of the aggregate shares present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting.
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the election inspector that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”
The election of directors (referred to as “Proposal 1”) and the say-on-pay proposal (referred to as “Proposal 2”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2026 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 and Proposal 3. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	2

Important Information about the Annual Meeting and Voting
Why are you holding a Virtual Annual Meeting?
We believe that a virtual Annual Meeting provides expanded stockholder access and participation and improved communications.
How Do I Vote?
Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy, or your “proxies,” will vote your shares in the manner you indicate. For example, you may specify whether your shares: should be voted for or withheld for each nominee for director; should be voted for, against or abstained with respect to the approval, on an advisory basis, of compensation of the Company’s named executive officers; and should be voted for, against or abstained with respect to the ratification of the appointment of the Company’s independent registered public accountant, as disclosed in this Proxy Statement. Voting by proxy will not affect your right to attend the Annual Meeting virtually. If your shares are registered directly in your name through our transfer agent, or you have stock certificates registered in your name, you may submit a proxy to vote:
•By internet or by telephone. Follow the instructions attached to the proxy or voting instructions card to submit a proxy to vote by internet or telephone.
•By mail. If you received one or more proxy cards by mail, you can vote by mail by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
•At the virtual meeting. You may vote your shares electronically through the portal at the Annual Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Annual Meeting virtually, we encourage you to vote in advance by telephone, through the internet or by mail so that your vote will be counted in the event you later decide not to attend.
If you are a beneficial owner of shares held in “street name” by a broker, bank or other nominee, you have the right to direct the broker, bank or other nominee that is the registered holder of your Common Stock on how to vote your Common Stock by following the voting instructions included in the materials you receive from the registered holder. Beneficial stockholders should follow the procedures and directions set forth in such voting instructions to instruct their registered holder how to vote their shares of Common Stock or revoke or change previously given voting instructions (including how to vote at the Annual Meeting). Beneficial stockholders should contact their broker, bank or other nominee to determine the applicable deadlines.
The Annual Meeting will be a virtual meeting of stockholders conducted via a live audio webcast that provides stockholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to vote your shares electronically at the Annual Meeting. To attend and submit your questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PSMT2026. To participate and vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability or on your proxy card. Beneficial stockholders who do not have a control number may gain access to and vote at the meeting by logging in to their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to access the meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee. If you encounter any difficulties accessing the Annual Meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
What happens if there are technical difficulties during the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
Is Voting Confidential?
We will keep all the Proxies, ballots and voting tabulations private. We only let our Inspector of Election examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	3

Important Information About the Annual Meeting and Voting
(continued)
Attending the Annual Meeting
This year, the Annual Meeting will be held in a virtual meeting format only. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/PSMT2026 shortly before the meeting time, and follow the instructions for downloading the webcast. You need not attend the Annual Meeting to vote.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	4

Proposal 1   Election of Directors
Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the eleven persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed proxy card will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy card will be exercised by the proxy holders to vote the shares represented by the proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.
Nominations Process
Identification and Evaluation of Nominees for Directors
The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.
If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.
Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s Common Stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of Common Stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (i) a detailed resume of the recommended candidate; (ii) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (iii) such other information that would be required by the rules of the SEC to be included in a proxy statement; (iv) the written consent of the recommended candidate; (v) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (vi) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s Corporate Governance Guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s proxy statement for the annual meeting to be held in 2027, the recommendation should be received by the Secretary of the Company at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to February 5, 2027, the one-year anniversary of the 2026 Annual Meeting. In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	5

Proposal 1   Election of Directors (continued)
Stockholder Nominations of Directors

Stockholders may directly nominate candidates for director by complying with the requirements set forth in the Company’s Second Amended and Restated Bylaws, as amended to date (the “Bylaws”). To nominate one or more candidates for election as directors, a stockholder:
•must be a stockholder of record on both the date of the giving of the notice provided for in Section 10 of the Bylaws and on the record date for the determination of stockholders entitled to vote at the annual or special meeting of stockholders; and
•must comply with the notice procedures set forth in such Section 10.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must give timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company, in the case of an annual meeting of stockholders, in accordance with the provisions set forth in Section 9 of the Bylaws, and, in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth:
•as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the U.S. Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•as to such stockholder giving notice, the information required to be provided pursuant to Section 9 of the Bylaws.
Director Qualifications
In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:
•personal and professional integrity, ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;
•experience in the Company’s industry and with relevant social policy concerns;
•experience as a board member of another publicly held company;
•academic or professional expertise in one or more aspects of the Company’s current or planned operations; and
•practical and mature business judgment, including ability to make independent analytical inquiries.
Our Corporate Governance Guidelines require all director nominees to be less than 80 years of age upon election to the Board and to retire from the Board upon reaching the age of 80; provided, however that if a director reaches the age of 80 during his or her one-year term, he or she may continue to serve until the conclusion of that one-year term. Robert Price turned 80 in August 2022. After considering Mr. Price’s historic and ongoing contributions to the Board and the Company, the Board of Directors has waived the application of the age limit to Mr. Price.
While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee also considers diversity of background (including diversity of gender, race and ethnicity) and life experience. The Board of Directors and Nominating/Corporate Governance Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	6

Proposal 1   Election of Directors (continued)
selected. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.
The Board of Directors does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee considers the director’s participation in and contributions to the activities of the Board of Directors, the results of the most recent Board evaluation and meeting attendance, among other factors.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. Directors’ performance and qualifications are reviewed annually by the Nominating/Corporate Governance Committee.
A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s public website at investors.pricesmart.com.
Director Skills Matrix
The Nominating/Corporate Governance Committee and Board regularly review the skills and experiences relevant to our Board. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the Nominating/Corporate Governance Committee generally seeks director candidates with experience, skills, or background in one or more of the following areas:
•Retail Experience — experience as an officer or director of, or advisor to, one or more retail companies with an understanding of financial, operational and strategic issues facing large retail companies.
•Technology or eCommerce Experience — experience relevant to the development and uses of technology as well as eCommerce, omni-channel and digital businesses.
•Global or International Business Experience — experience at multinational companies or in international markets.
•Marketing or Brand Management Experience — experience in consumer marketing or brand management, especially on a global basis.
•Senior Leadership Experience — experience serving in relevant senior leadership positions managing governance, strategy, development, human capital management, workforce development and execution.
•Regulatory, Legal or Risk Management Experience — experience with public policy, legal and regulatory matters, and risk management.
•Finance, Accounting or Financial Reporting Experience — experience with finance, accounting, financial reporting and/or audit processes.
•Cybersecurity — experience in the development of technology and processes that protect the storage of information and maintain confidentiality.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	7

Proposal 1   Election of Directors (continued)
The chart below identifies the skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

Name	Retail Experience	Technology or eCommerce Experience	Global or International Business Experience	Marketing or Brand Management Experience	Senior Leadership Experience	Regulatory, Legal or Risk Management Experience	Finance, Accounting or Financial Reporting Experience	Cybersecurity
Robert E. Price	✓		✓	✓	✓	✓	✓

Sherry S. Bahrambeygui	✓	✓	✓	✓	✓	✓	✓

Jeffrey Fisher	✓		✓		✓	✓	✓

Gordon H. Hanson			✓		✓

Beatriz V. Infante		✓	✓	✓	✓	✓	✓	✓

Leon C. Janks	✓	✓	✓	✓	✓	✓	✓

Patricia Márquez			✓		✓

David N. Price	✓	✓	✓	✓	✓

David R. Snyder	✓		✓		✓	✓	✓

John D. Thelan	✓	✓	✓	✓	✓	✓	✓

Edgar Zurcher	✓		✓	✓	✓	✓	✓
Independent Directors
The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Jeffrey Fisher, Gordon Hanson, Beatriz Infante, Leon Janks, Patricia Márquez, David R. Snyder, John D. Thelan and Edgar Zurcher. In addition, the Board expects Sherry S. Bahrambeygui to be "independent" under the Nasdaq Stock Market listing standards as of the date of the Annual Meeting.
Information Regarding Nominees
The table below indicates the name, current position with the Company and age as of November 30, 2025 of each nominee for director.

Name	Position	Age

Robert E. Price	Executive Chairman	83

David R. Snyder	Vice Chairman and Lead Independent Director	76

Sherry S. Bahrambeygui	Director	61

Jeffrey Fisher	Director	67

Gordon H. Hanson	Director	61

Beatriz V. Infante	Director	71

Leon C. Janks	Director	76

Patricia Márquez	Director	60

David N. Price	Chief Executive Officer and Director	36

John D. Thelan	Director	77

Edgar Zurcher	Director	74

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	8

Proposal 1   Election of Directors (continued)

Robert E. Price has served as Executive Chairman of the Board of Directors of the Company since September 2025 and has been Chairman since its spin-off from Price Enterprises, Inc. in 1997. Mr. Price previously served as Executive Chairman from October 2018 to February 2020. He has served as Chief Executive Officer and President of the Company at various times during the Company’s history, including as Chief Executive Officer from April 2006 until July 2010 and as Interim Chief Executive Officer from February 2023 to August 2025. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as Chairman of the Board Directors and President of Price Philanthropies Foundation and the Allison and Robert Price Family Foundation. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets and San Diego, California. Mr. Price is also President of the Aaron Price Fellows Foundation, the sponsor of the Aaron Price Fellows Program. Mr. Price is David N. Price's father. Mr. Price’s 49 years of experience in the warehouse club merchandising business as well as his extensive knowledge of the Company’s business, history and culture, support the Board of Directors’ conclusion that he should serve as a director of the Company.

David R. Snyder has served as Lead Independent Director of the Company since May 2023, Vice Chairman of the Board of Directors since February 2022 and as a director since February 2021. Mr. Snyder retired as a partner at Pillsbury Winthrop Shaw Pittman LLP in January 2025, having worked in the firm’s Corporate & Securities practice. During his over 30 years with the firm, Mr. Snyder also served as Pillsbury’s executive vice-chair for two years, as Corporate & Securities practice leader for five years, Business Department Chair for eight years and on the firm’s managing board for 15 years. Mr. Snyder was a practicing attorney for 50 years, focusing on corporate finance, and has significant experience representing public companies. For the past several years he has held an adjunct faculty appointment at the University of San Diego School of Law. Mr. Snyder holds a law degree from Cornell University and a bachelor of arts from Michigan State University. Mr. Snyder is NACD Directorship Certified®. Mr. Snyder’s background in legal and corporate finance matters and his significant experience with public companies contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has served as director of the Company since November 2011, as Vice Chair of the Board from 2016 to 2017 and has served on several committees. She served as Chief Executive Officer of the Company from 2018 to 2023. During her tenure as CEO, Ms. Bahrambeygui led the Company through COVID, launched ecommerce, accelerated digital transformation, grew clubs, sales and membership and created a rebranding of the Company. Prior to her tenure as Chief Executive Officer, she served as the President and Managing Member of The Price Group, LLC, a private investment and management company, from 2007 to 2018. Before joining The Price Group, Ms. Bahrambeygui was a litigator specializing in the health care, life sciences, consumer & retail, international business, and real estate industries and a founding partner of Hosey & Bahrambeygui, LLP, a leading boutique civil litigation practice, from 1999 to 2007. In addition to her board service at the Company, Ms. Bahrambeygui has significant experience in business leadership, legal corporate governance and entrepreneurship. She has served as a trustee and attorney for numerous public, private and non-profit companies and boards, and currently serves as Trustee of the University of California San Diego Foundation Board and is a Director of the board of Price Philanthropies Foundation. She is a recipient of the Ellis Island Medal of Honor. Ms. Bahrambeygui’s extensive international business, governance and leadership experience, strategic decision making and ability to lead the Company through the pandemic, digital transformation, e-commerce launch and club expansion contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Jeffrey Fisher has been a director of the Company since November 2019. Since 2011, Mr. Fisher has served as the Chief Financial Officer and member of The Price Group, LLC, a private investment and management company. He also has been Chief Financial Officer and a director of Price Philanthropies Foundation, a private family foundation working to transform the lives of youth and families through grant making and youth programs, since May 2019. In addition, since January 2022, Mr. Fisher has served as Chief Financial Officer of the PriceSmart Foundation, a California nonprofit public benefit corporation which serves as the philanthropic partner for the Company, providing grants to nongovernmental organizations focused on youth development, economic development and community and environmental resilience in PriceSmart countries. He is also Chief Financial Officer of Aaron Price Fellows Foundation, La Jolla Fay, LLC, IvanFay, LLC, and RARSD, LLC. From 2004 to 2021, Mr. Fisher served as the Chief Financial Officer of PS Ivanhoe, LLC, a private real estate holding company. From January 2004 through December 2004, Mr. Fisher served as Chief Financial Officer of Price Legacy Corporation, a publicly traded Real Estate Investment Trust with approximately $1.2 billion in real estate assets. From October 2000 until joining Price Legacy, Mr. Fisher served as Chief Financial Officer of National Retail Partners, LLC, a private real estate company which owned and operated approximately $2.0 billion in real estate assets. From August 1993 to September 2000, Mr. Fisher served in various financial capacities of Burnham Pacific Properties, Inc., a publicly traded Real Estate Investment Trust. Prior to joining Burnham Pacific Properties, Mr. Fisher was a senior manager at Deloitte & Touche LLP, having started with them in 1983. Mr. Fisher is a certified public accountant. Mr. Fisher brings over 45 years of finance, accounting and investment experience, with an emphasis on real estate finance, and specific experience with public companies. Mr. Fisher’s extensive experience with finance and real estate matters, his experience as an executive of publicly traded companies and

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Proposal 1   Election of Directors (continued)
his accounting background contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the faculty at the Harvard Kennedy School of Harvard University since January 2020. He currently holds the position of Academic Dean for Strategy and Engagement at the Kennedy School of Government. From 2001 through 2019, he was a tenured member of the economics faculty at the University of California, San Diego. From 1998 to 2001, he was a tenured member of management faculty at the University of Michigan, and from 1992 to 1998, he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over 30 years of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Beatriz V. Infante has been a director of the Company since January 2018. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, from 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., and from April 2000 until October 2003, she was Chief Executive Officer and President of Aspect Communications Corporation and was additionally named Chairman in February 2001. Since May 2014, she has served on the board of directors of Liquidity Services Inc., an online marketplace for retail goods and capital assets, and currently serves as its Lead Independent Director, chair of the compensation committee, and member of the audit committee. Since October 2017, she has served as director of Ribbon Communications, a cloud communications company formed from the merger of Sonus Networks and Genband, and more recently the acquisition of ECI, and is currently chair of the compensation committee and member of its audit and technology committees. From January 2010 until October 2017, she served as director and member of the compensation committee of Sonus Networks, and additionally became chair of the compensation committee in June 2017. Ms. Infante also served on the board of directors and as a member of the nominating and corporate governance committee of Ultratech, Inc. from July 2016 until its acquisition by Veeco in May 2017. From May 2012 until its acquisition by Broadcom in May 2015, she served on the board of directors and as a member of the compensation committee of Emulex Corporation, and additionally became chair of its nominating and corporate governance committee in February 2014. From 1994 to 2019, she served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 “NACD Directorship 100,” which honors the most influential boardroom leaders each year. Ms. Infante holds a bachelor of science and engineering degree in electrical engineering and computer science from Princeton University and holds a master of science degree in engineering science from California Institute of Technology. Ms. Infante’s executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in digital transformation, engineering, and sales and marketing, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Leon C. Janks has served as a director of the Company since July 1997. He served as Vice Chair of the Board from October 2017 to October 2018 and as Lead Director from October 2018 to February 2020. Mr. Janks served as a director of Price Enterprises from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner Emeritus. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is a certified public accountant. Mr. Janks’ experience, his significant accounting, financial and tax expertise which qualify him as an audit committee financial expert and his many years of service to the Company as a member of the Board of Directors contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Patricia Márquez has served as a director of the Company since February 2021. Dr. Márquez was the Dean of the Joan B. Kroc School of Peace Studies at the University of San Diego (“USD”) from 2014 to 2023 and also served as Associate Provost for Academic Planning and Innovation. Dr. Márquez joined the USD Knauss School of Business in 2007 teaching courses in “Business and Society,” “Global Social Entrepreneurship,” and “Business and Social Innovation.” Her research has focused on the intersection of business and social value creation, with an emphasis on poverty alleviation through market mechanisms. Prior to joining USD, Dr. Márquez was a professor of management (1995-2007) and dean (2003-2005) at IESA, a school of business in Caracas, Venezuela. Dr. Márquez has a bachelor of arts from Bowdoin College, and received her master of arts and doctor of philosophy in socio-cultural anthropology from the University of California, Berkeley. Dr. Márquez’s executive leadership, research and academic experience and recognized expertise in environmental and social responsibility matters contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

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Proposal 1   Election of Directors (continued)
David N. Price was elected as a director of the Company in February 2022. He has been with the Company since July 2017 and was promoted to Chief Executive Officer effective September 1, 2025. Mr. Price previously served as Executive Vice President and Chief Transformation Officer from August 2023 to August 2025 wherein he led several important areas, including Information Technology, PriceSmart.com, and Payment Solutions and Services. Prior to that role, he was the Executive Vice President and Chief of Staff to the Chairman of the Board and the Company’s Interim Chief Executive Officer, Robert Price, from December 2022 to July 2023. Between January 2022 and December 2022, Mr. Price served as Vice President for Environmental and Social Responsibility. Before that, between September 2020 and January 2022, he was Vice President for Omnichannel Initiatives and Environmental and Social Responsibility. From September 2018 to August 2020, Mr. Price worked as a Director in our E-Commerce division. He holds a Master’s degree in International Affairs from the University of California San Diego and a Bachelor of Science from the University of Southern California. Mr. Price is Robert Price’s son. Mr. Price’s knowledge of club retail and leadership in business transformation and environmental and social responsibility initiatives contribute to the Board of Directors conclusion that he should serve as a director of the Company.

John D. Thelan has been a director of the Company since February 2023. Mr. Thelan served as the Senior Vice President, Depots and Traffic for Costco Wholesale from 1992 until January 2023. During his 30 years as Senior Vice President at Costco, he oversaw the cross dock oriented distribution network, traffic network and the eCommerce distribution network, including strategic planning, site selection, design development, material handling equipment/automation, proprietary information systems development, deployment, and enhancements, forecasting and budgeting and daily operations. Mr. Thelan has served on the Board of Visitors for Embry Riddle Aeronautical University since 2010 and the Board of Advisors for the University of Washington, Supply Chain Transportation and Logistics from 2012-2023. He has also served on the University of San Diego, School of Law Children’s Advocacy Institute since 2017. Prior to his career at Costco, Mr. Thelan served as a partner in the real estate development firm of Odmark & Thelan from 1989-1992 and partner in the law firm of Peterson, Thelan & Price, where he specialized in real estate, land use and government approvals from 1974-1989. He also served as General Counsel to San Diego Metropolitan Transit Development Board and San Diego Housing Commissions. Mr. Thelan’s extensive warehouse club experience at Costco, his expertise with operations and logistics and his experience with real estate transactions contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica and Promerica Financial Corporation, S.A. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.
Recommendation of the Board of Directors
The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

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Information Regarding the Board of Directors
Board Meetings
The Company’s Board of Directors held six meetings during fiscal year 2025. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.
Board Leadership Structure; Lead Independent Director
The Company’s Board of Directors does not have a policy with respect to the separation of the offices of Chief Executive Officer and Board Chair. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating/Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy.
In February 2023, upon the resignation of our prior Chief Executive Officer, our Chairman, Robert Price, became Interim Chief Executive Officer. The Board determined that Mr. Price, who has served as the Company’s Chairman since 1997, was best situated to serve as our Interim Chief Executive Officer because of his previous experience serving the Company as Chief Executive Officer and his familiarity with the Company’s business and industry. On August 31, 2025, Robert Price stepped down as Interim Chief Executive Officer, and David Price became Chief Executive Officer of the Company as of September 1, 2025.
To ensure the appropriate level of oversight between our independent directors and the Interim Chief Executive Officer, the Board appointed our Vice Chairman, David Snyder, as Lead Independent Director in May 2023. As Lead Independent Director, Mr. Snyder presides over all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors; calls meetings of the non-management directors, as appropriate; consults with the Chairman regarding Board meeting agendas, materials circulated to the Board and the Board’s calendar; and acts as the liaison between the independent directors and the Chairman. The Lead Independent Director also serves as the Board's representative to external constituents of the Company, including stockholders.
Role of the Board of Directors in Risk Oversight
The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from committees of the Board of Directors and members of senior management.
Committees of the Board
Audit Committee. The Audit Committee, which currently consists of Mr. Janks, Ms. Infante, Dr. Márquez and Mr. Snyder, held eight meetings during fiscal year 2025. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.
Compensation and Human Capital Committee. The Compensation and Human Capital Committee, which currently consists of Mr. Snyder, Mr. Fisher, Mr. Janks and Dr. Márquez, held eight meetings during fiscal year 2025. Each of the current members of the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee oversees the compensation philosophy for the Company and reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for our President and Executive Vice Presidents. The Committee also administers, interprets and makes grants under the Company’s equity incentive award plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

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Information Regarding the Board of Directors (continued)
Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which currently consists of Mr. Janks, Mr. Hanson, Dr. Márquez and Mr. Snyder, held two meetings during fiscal year 2025. Each of the current members of the Nominating/Corporate Governance Committee satisfies the Nasdaq Stock Market’s standards for “independence.” The Nominating/Corporate Governance Committee considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to add expertise and fill vacancies on the Board of Directors, which vacancies may be created by the departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.
Executive Committee. The Executive Committee, which currently consists of Mr. Robert Price, Mr. David Price, Mr. Snyder and Mr. Janks, held six meetings during fiscal year 2025. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the bylaws of the Company.
Finance Committee. The Finance Committee, which currently consists of Mr. Janks, Mr. Fisher, Mr. Snyder and Mr. Thelan, held five meetings during fiscal year 2025. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.
Digital Transformation Committee. The Digital Transformation Committee, which currently consists of Ms. Infante, Mr. David Price, Ms. Bahrambeygui, Mr. Hanson, Mr. Janks and Mr. Thelan, held four meetings during fiscal year 2025. The Digital Transformation Committee is charged with oversight of the Company’s omni-channel development and digital transformation to enhance membership and stockholder value.
Policy Governing Stockholder Communications with the Board of Directors
The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of the Chief Legal Officer of the Company, at the principal office of the Company, 9797 Aero Drive, Suite 100, San Diego, California 92123. The Chief Legal Officer is directed to forward each communication to the director or directors of the Company for whom it is intended.
Policy Governing Director Attendance at Annual Meetings of Stockholders
The Company encourages, but does not require, the members of its Board of Directors to attend the Annual Meeting. All eleven members then-serving on the Board of Directors and nominated for re-election attended the Annual Meeting of Stockholders held on February 6, 2025.
Environmental and Social Responsibility Highlights

PriceSmart's purpose is to improve the lives and businesses of our Members, our employees and our communities through the responsible delivery of the best quality goods and services at the lowest possible prices. We prioritize the well-being and safety of our Members and employees. We provide good jobs, fair wages and benefits and opportunities for advancement. We strive to treat our suppliers right and empower them when we can, including both our regional suppliers and those from around the world. We try to conduct ourselves in a socially responsible manner as we endeavor to improve the quality of the lives of our Members and their businesses, while respecting the environment and the laws of all the countries in which we operate. We also believe in facilitating philanthropic contributions to the communities in which we do business.

PriceSmart's environmental, social, and governance ("ESG") initiatives are structured around four key pillars that form the foundation of our sustainability strategy: Responsibility Toward People and Culture; Social and Community Engagement; Environmental Impact; and Responsibly Sourced Food, Products, and Services.

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Information Regarding the Board of Directors (continued)

Responsibility Toward People and Culture

Developing a Diverse Workforce Representative of Our Markets. At the heart of our mission is the conviction that our success depends on people, their talent, their diversity, and their ability to thrive. We are committed to attracting, developing, and retaining a workforce that reflects the rich cultural and social fabric of the countries in which we operate. By drawing talent from local communities where we operate, we not only create meaningful opportunities, but also gain deeper insight into each country’s operating environment and legal framework which allows us to serve our Members with even greater relevance and impact.

Talent Development and Learning. Our commitment to developing human capital goes beyond formal teaching programs. We focus on creating career paths that empower employees at all levels to see and achieve long-term growth within PriceSmart. By investing in internal mobility and succession planning, we believe we foster a culture of opportunity and advancement, ensuring continuity and resilience in our leadership pipeline. In fiscal year 2025, we conducted more than 2,100 corporate talent development sessions, including general leadership training. We also provided specialized training to over 2,500 employees on developing a “member-centric mindset,” along with courses on emotional intelligence and overcoming unconscious bias.

Employee Well-being. We believe that employee well-being serves as the foundation for performance. Beyond competitive compensation and benefits, our wellness initiatives encompass physical and mental health resources, financial well-being programs, and family support services, reinforcing our holistic approach to caring for our people. By creating a positive, supportive environment, we believe we enable our teams to bring their full potential to work each day, which ultimately strengthens the value we deliver to our Members.

Engaging Our Team through Internal Events – Diversity & Inclusion. We believe that strong engagement is directly linked to performance, innovation, and retention. By creating inclusive opportunities for connection—whether through cultural celebrations, professional development forums, or wellness activities—we believe we foster collaboration and ensure that our employees feel meaningfully connected to both one another and to the Company’s long-term vision.

In addition to these engagement activities, in 2025, we launched the program “Women@PSMT” to support the advancement of women in their careers. We had eight focus areas consisting of different topics, over 100 sessions, and almost 9,000 total participant engagements from November to August. This program plays an important role in raising awareness, promoting inclusive practices, and ensuring that our female employees feel seen, heard, and valued. Through these efforts, we aim to foster a culture of respect and equity, where every individual can bring their authentic self to work and contribute fully to our mission.

Volunteering. During 2025, our team achieved almost 12,000 hours of volunteering, surpassing our goal of 8,000 hours. Our volunteer engagements consisted of various programs that reflected a strong focus on education and community support activities such as back-to-school programs, book delivery programs, and cleaning activities such as beach, park, and river clean-ups in our communities. Our teams also invested significant time in working with children and youth programs, vision programs, and food bank support.

Social and Community Engagement

Our commitment to the communities in which we operate includes making and facilitating philanthropic contributions that support families, youth, young adults and under-resourced communities more broadly. Because we operate primarily in emerging markets where the needs of the communities and Members are often greater than in highly developed countries, we believe we have an even greater responsibility to be proactive.

We take a strategic approach to our philanthropic activities. Namely, we look for opportunities to provide public benefits by leveraging three core strengths of our business—our supply chain, our buying power and our membership base.

PriceSmart Foundation. In 2022, the PriceSmart Foundation was established to serve as the philanthropic partner of our Company. The core priorities of the PriceSmart Foundation are promoting youth education and career opportunities and supporting economic development in under-resourced communities where PriceSmart operates its business. Some examples of the programs supported by the PriceSmart Foundation in the last fiscal year are academic support for children and youth, workforce preparation and vocational training programs that equip young people with skills in demand by the local labor market. Other programs invest in the acceleration of locally owned small enterprises. PriceSmart works closely with PriceSmart Foundation to engage in and enhance the impact of the PriceSmart Foundation’s work. For example, some participants in the vocational training programs received on-the-job experience through internships at PriceSmart clubs and

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Information Regarding the Board of Directors (continued)
small business owners were mentored by our merchandising teams, and some businesses became short-term vendors at PriceSmart.

Aprender y Crecer Program. During fiscal year 2025, PriceSmart continued to partner with the Price Philanthropies Foundation’s Aprender y Crecer program. We collect significant funding for Aprender y Crecer through PriceSmart Member donations at the point of sale during the holiday season’s Juntos por la educación campaign. These Member donations help fund Aprender y Crecer’s donations of school supplies and books to public primary schools in most of the Company’s Spanish-speaking markets. Additionally, Aprender y Crecer’s Vision Program provides eye exams and glasses to students of participating schools in Costa Rica, the Dominican Republic, El Salvador, Guatemala, Honduras and Panama.

Disaster Relief and Response. The PriceSmart Foundation and PriceSmart aim to be first responders and on the front lines when disaster strikes in our region. Events like hurricanes, seasonal flooding, earthquakes, and other disasters can have long-lasting consequences that hinder community development. We use our supply chain, buying power and relationships to support our communities and provide humanitarian aid in times of need. In addition, we support other organizations that are critical to the resiliency of communities in our region.

Food Bank Donations. When food that we purchase or produce does not comply with our quality standards to sell to our Members but is still safe for human consumption, we donate it to participating food banks and non-governmental organizations (NGOs) that, in turn, support families and organizations who are food insecure in our markets of operation. During fiscal year 2025, we continued our existing partnerships with local food banks and expanded our efforts into the Caribbean through a collaboration with two local NGOs, bringing the number of markets participating in this program to nine. We expanded our “Food for All” campaign during fiscal year 2025 and now offer it in eleven markets. This campaign enables Members to support local food banks and NGOs by donating items purchased in our clubs.
Environmental Impact

Facilities. We design and construct our buildings in compliance with both local and international regulations with an aim of being at the forefront of sustainability. For example, we have installed solar arrays in 48 of our warehouse clubs, and we use LED lighting in most applications of our buildings. We also use waste heat from our refrigeration systems to produce substantially all of our hot water needs and to dehumidify our facilities.

Supply Chain and Distribution. During fiscal year 2025, we took steps to further streamline our supply chain and distribution, which has the effect of reducing greenhouse gas emissions associated with obtaining merchandise and supplying it to our warehouse clubs. For example, we are enhancing our distribution and logistics network through the opening of distribution centers in China and in each of our multi-club markets, either operated by PriceSmart or through the use of third-party logistics providers. By consolidating shipments at the point of origin and shipping directly to our regional and local distribution centers, we can reduce the amount of merchandise that previously would have come to our Miami distribution center to be allocated to containers and then re-shipped to local distribution centers or warehouse clubs.

Recycling Collection Stations. We continue to partner with private recycling companies that place collection stations open to the local community at our warehouse club locations, with seven recycling centers in operation in fiscal year 2025. The recycling companies pay people for the recyclable materials they turn in at the collection centers. As a result, these centers promote sustainability and provide a financial incentive for people to recycle, which is not widely available in many of PriceSmart’s markets.

Water Consumption and Discharge. We carefully manage both our consumption of water and the discharge of wastewater. We have installed low-flow plumbing fixtures, sensor-activated automatic faucets and variable speed domestic water pumping stations to optimize the amount of water that we use at any one time. We manage our wastewater with regulated and environmentally approved wastewater treatment plants in those clubs that do not have access to public treatment works. Most of our clubs have wastewater treatment systems installed.

Responsibly Sourced Food, Products & Services

Local Purchasing and Merchandising. Local purchasing and merchandising is a focus for PriceSmart. Approximately 51% of our sales during fiscal year 2025 came from merchandise sourced locally. Procurement of local merchandise not only provides for a wide selection of high-quality goods at favorable prices, but it also offers us a means of investing in, and contributing to, our local communities and economies. PriceSmart considers merchandise as being sourced locally when it is purchased within Latin America and the Caribbean, irrespective of the country within that region where it is sold to Members.

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Information Regarding the Board of Directors (continued)
Support for Small- and Medium-Sized Businesses. We support small- and medium-sized businesses in our markets. For example, we have developed what we refer to as a “Roadshow” program to source and showcase business products from small companies. In addition, in some markets we have funded accelerator programs to help smaller vendors scale up their operations so that they can provide merchandise in the quantities we require. Our buying team takes an active role in mentoring and supporting these businesses.

Food Safety. We are committed to developing and selling safe foods that meet the highest international quality standards for our members. We have implemented programs based on the global SQF (Safe Quality Food) Retail Standard.
Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth in Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at investors.pricesmart.com.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2025, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the Audit Committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee received the written disclosures and the letter from EY required by applicable requirements of the PCAOB relating to EY’s communications with the Audit Committee concerning EY’s independence from the Company, and discussed with EY its independence from the Company.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The Audit Committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2025 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Leon C. Janks
Beatriz V. Infante
Patricia Márquez
David R. Snyder

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	16

Securities Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of November 30, 2025 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned

Robert E. Price(3)(4)	4,535,572	14.7%

Sherry S. Bahrambeygui(5)	93,303	*

Jeffrey Fisher(6)	11,011	*

Gordon H. Hanson(7)	6,011	*

Beatriz V. Infante(8)	11,232	*

Leon C. Janks(9)	32,092	*

Patricia Márquez(10)	7,490	*

David N. Price(11)	169,643	*

David R. Snyder(12)	8,505	*

John D. Thelan(13)	4,199	*

Edgar A. Zurcher(14)	7,637	*

Gualberto Hernandez(15)	39,278	*

Michael L. McCleary	4,199	*

John D. Hildebrandt(16)	116,473	*

Francisco Velasco(17)	76,724	*

All executive officers and directors as a group (16 persons)	5,224,265	17.0

BlackRock, Inc.(18) 55 Hudson Yards New York, NY 10001	3,701,768	12.0

The Vanguard Group(19) 100 Vanguard Blvd. Malvern, PA 19355	3,319,255	10.8

Black Creek Investment Management Inc.(20) 123 Front Street West, Suite 1200 Toronto, ON M5J 2M2, Canada	1,836,987	6.0
*Less than 1%.
(1)Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9797 Aero Drive, San Diego, California 92123.
(2)Beneficial ownership of directors, executive officers and 5% or more stockholders includes shares of restricted stock subject to vesting, regardless of vesting date, and shares issuable upon vesting of restricted stock units and performance stock units that vest within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.
(3)Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 150,511 shares of Common Stock held by The Price Group. Mr. Price is manager of RARSD, LLC (“RARSD”). As such, for purposes of this table, he is deemed to beneficially own 8,314 shares of Common Stock held by RARSD. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group and RARSD. In addition, Mr. Price is Chairman of the Board and President of Price Philanthropies Foundation. As such, for purposes of this table, he is deemed to beneficially own 2,833,755 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Philanthropies Foundation. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Philanthropies Foundation and RARSD, he would own 5.0% of the Common Stock.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	17

Securities Ownership of Certain Beneficial Owners and Management (continued)
(4)Includes 363,245 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 1,134,667 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, of which Mr. Price is a trustee, and 45,000 shares of Common Stock held by family trusts, of which Allison Price, Mr. Price’s wife, is the sole trustee.
(5)Includes 43,728 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee, 9,099 shares owned by the Sherry Bahrambeygui Trust, of which Ms.Bahrambeygui is a trustee, and 1,000 shares owned by each of Ms. Bahrambeygui’s sons. Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(6)Includes 11,011 shares held by the Fisher Family Trust. Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(7)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(8)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(9)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(10)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(11)Includes 51,305 shares held by the David Price Trust and 110,400 shares of restricted Common Stock that are subject to vesting restrictions and excludes 12,768 shares subject to performance stock units that do not vest within 60 days after the date of this table.
(12)Includes 1,000 shares held by the Snyder Family Trust. Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(13)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(14)Excludes 1,642 shares subject to restricted stock units that do not vest within 60 days after the date of this table.
(15)Includes 39,178 shares of restricted Common Stock that are subject to vesting restrictions and excludes 4,123 shares subject to performance stock units that do not vest within 60 days after the date of this table.
(16)Includes 101,845 shares of restricted Common Stock that are subject to vesting restrictions and excludes 13,002 shares subject to performance stock units that do not vest within 60 days after the date of this table. Includes 858 shares owned by his spouse.
(17)Includes 48,887 shares of restricted Common Stock that are subject to vesting restrictions and excludes 6,240 shares subject to performance stock units that do not vest within 60 days after the date of this table. Includes 389 shares owned by spouse.
(18)In its Schedule 13G filed on April 29,2025, BlackRock, Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of March 31, 2025, had sole dispositive power over the reported shares and sole voting power over 3,666,082 of the reported shares and shared voting and dispositive power over none of the reported shares.
(19)In its Schedule 13G filed on February 13, 2024, The Vanguard Group stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 29, 2023, had sole voting power over none of the reported shares, shared voting power over 37,470 of the reported shares, sole dispositive power over 3,255,293 of the reported shares and shared dispositive power over 63,962 of the reported shares.
(20)In its Schedule 13G filed on November 13, 2024, Black Creek Investment Management Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of September 30, 2024, had sole dispositive power over the reported shares and sole voting power over 1,804,734 of the reported shares and shared voting and dispositive power over none of the reported shares.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	18

Executive Officers of the Company
The executive officers of the Company and their ages as of November 30, 2025 are as follows:

Name	Position	Age
David N. Price	Chief Executive Officer and Director	36
John D. Hildebrandt	President and Chief Operating Officer	67
Gualberto Hernandez	Executive Vice President and Chief Financial Officer	61
Francisco Velasco	Executive Vice President, Chief Legal Officer, Registered In-House Counsel, Chief Risk & Compliance Officer	54
Paul W. Kovaleski	Executive Vice President — Chief Merchandising Officer	58
Wayne Sadin	Executive Vice President — Chief Information Officer	72

David N. Price was elected as a director of the Company in February 2022. He has been with the Company since July 2017 and was promoted to Chief Executive Officer effective September 1, 2025. Mr. David Price previously served as Executive Vice President and Chief Transformation Officer from August 2023 to August 2025 wherein he led several important areas, including Information Technology, PriceSmart.com, and Payment Solutions and Services. Prior to that role, he was the Executive Vice President and Chief of Staff to the Chairman of the Board and the Company’s Interim Chief Executive Officer, Robert Price, from December 2022 to July 2023. Between January 2022 and December 2022, Mr. Price served as Vice President for Environmental and Social Responsibility. Before that, between September 2020 and January 2022 he was Vice President for Omnichannel Initiatives and Environmental and Social Responsibility. From September 2018 to August 2020, Mr. Price worked as a Director in our E-Commerce division. He holds a Master’s degree in International Affairs from the University of California San Diego and a Bachelor of Science from the University of Southern California. Mr. Price is Robert Price’s son.

John D. Hildebrandt has been President and Chief Operating Officer since December 2022 after serving as Executive Vice President and Chief Operating Officer of the Company from May 2022 to December 2022. He held the position of Executive Vice President and Acting Chief Operating Officer from March 2022 to May 2022 and previously served as Executive Vice President - Operations of the Company from February 2010 to February 2022. Mr. Hildebrandt served as Executive Vice President - Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President - Central America Operations from August 2003 until February 2009, as Executive Vice President - Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979.

Gualberto Hernandez has served as Executive Vice President and Chief Financial Officer since June 2025. Prior to joining PriceSmart, Mr. Hernandez served as Vice President Finance & Strategy for Latin America for The Estée Lauder Companies Inc. from January 2016 to June 2025. During that tenure, he also served as Vice President and General Manager for Latin America for La Mer, an Estée Lauder Companies’ brand, from 2020 to 2023 and as Vice President Finance for Emerging Markets from July 2024 to June 2025. Prior to Estée Lauder, Mr. Hernandez served as Chief Operating Officer (Finance and Operations) Latin America for Sephora from November 2013 to January 2016. He holds an MBA degree from the Universidad del CEMA and a Bachelor of Arts degree in Accountancy from the Universidad Nacional del Litoral.

Francisco Velasco has been Executive Vice President - Chief Legal Officer, Chief Risk & Compliance Officer, and Registered In-House Counsel of the Company since May 2024. He served as Executive Vice President, General Counsel, and Chief Ethics & Compliance Officer of the Company from October 2016 to May 2024 and also as Corporate Secretary of the Company from October 2016 to August 2025. He joined the Company in July 2016 as Executive Vice President, General Counsel and Secretary. Prior to joining PriceSmart, Mr. Velasco served as Division Counsel Latin America for AbbVie Inc., a publicly traded global biopharmaceutical company. Previously, he held in-house legal roles at Abbott Laboratories, Hanes Brands Inc. and Sara Lee Corporation, and he began his career in private practice specializing in the Latin America region. Mr. Velasco serves as a member of the board of the PriceSmart Foundation, a California nonprofit public benefit corporation, which serves as the philanthropic partner for the Company, providing resources to organizations and institutions in the Company’s markets that support education, youth development, economic development or community resilience. Mr. Velasco attended law school in Mexico, has a Masters of Law degree from Georgetown University and has an MBA degree from Duke University.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	19

Executive Officers of the Company (continued)
Paul W. Kovaleski has been Executive Vice President - Chief Merchandising Officer since January 2024 after serving as Senior Vice President - Merchandising from May 2023 to December 2023. From 2016 to April 2023, Mr. Kovaleski served as Senior Vice President Other Business and Wellness. Mr. Kovaleski previously served as Vice President - Operations in 2016, Country Manager in the Dominican Republic and Costa Rica from 2008 to 2013, Warehouse Club Manager in various locations from 2003 to 2008, and a member of the Expansion Team from 1999 to 2003. Prior to joining PriceSmart as a member of the Operations Support Team in 1997, Mr. Kovaleski served in various roles with Price Club beginning in 1985.

Wayne Sadin has been Executive Vice President and Chief Information Officer since July 2023. Prior to joining the Company, Mr. Sadin worked as an independent IT advisor and technology analyst for more than ten years. His clients included the Company from March to June 2023, Acceleration Economy and Cloudwars from October 2018 to June 2023, Via Group Partners from September 2020 to June 2023, Wiginton Fire Systems from August 2019 to March 2020 and Orion Group Holdings from January 2019 to October 2021. Mr. Sadin serves on the Advisory Board for Acceleration Economy, and is a member of the Institute for Excellence in Corporate Governance, the FBI’s Infragard Program, the Digital Directors Network and the National Association of Corporate Directors. Additionally, Mr. Sadin earned the QTE (Qualified Technology Expert) Director certification from the Digital Directors Institute, is NACD Directorship Certified, and holds the NACD/CERT Certificate in Cybersecurity Oversight. Mr. Sadin has a Bachelor of Science degree in Business Administration and Computer Science from Boston University and a Master of Science degree in Management Science from the University of Texas.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	20

Executive and Director Compensation
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our Named Executive Officers. As of the end of fiscal year 2025, our Named Executive Officers and their titles were as follows:

Named Executive Officer	Title
Robert E. Price	Interim Chief Executive Officer
Gualberto Hernandez	Executive Vice President and Chief Financial Officer
Michael L. McCleary	Executive Vice President and Former Chief Financial Officer
John D. Hildebrandt	President and Chief Operating Officer
Francisco Velasco	Executive Vice President, Chief Legal Officer, Chief Risk and Compliance Officer and Registered In-House Counsel
David N. Price	Executive Vice President and Chief Transformation Officer(1)
(1) Mr. Price was promoted to Chief Executive Officer effective September 1, 2025, the first day of fiscal year 2026.
The Compensation and Human Capital Committee of our Board of Directors, which we refer herein to as our Compensation Committee, consists entirely of independent directors, and administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans, review and approve annually all compensation decisions relating to all executive officers and provide input on our policies and strategies relating to human capital management. The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies.
Financial Highlights
During fiscal year 2025, the Company performed as follows:

$5.3 billion	6.7%	28.1%
in total revenues	increase in comparable net merchandise sales	Private label sales as a percentage of net merchandise sales

$4.82	$85.6 million	5.2%
earnings per diluted share	in membership income	increase in operating income
Compensation Philosophy
Three fundamental philosophies form the basis of pay at PriceSmart:
•First, we believe that employees should be paid fairly and competitively. As Sol Price said: “Pay good wages and provide good benefits, including health insurance to employees.”
•Second, we believe that all employees should be rewarded based on personal achievements in their positions, considering function and level, in addition to both department-level success and overall company success.
•Third, we are especially mindful that there are entry level and lower-compensated employees who must be prioritized to ensure that their compensation allows for a reasonable standard of living.
We believe we offer a comprehensive and competitive total compensation and benefits package designed to reward employees for their contributions to PriceSmart’s success. The components of our compensation and benefits package may include the following, subject to position level and country of employment:
•Competitive base salary;
•Cash bonus opportunity;
•Equity program, which may include restricted stock, restricted stock units and performance stock units;
•Healthcare, vision, dental, life insurance and protection against temporary loss of income;

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	21

Executive and Director Compensation (continued)
•Retirement plans;
•Career advancement and development; and
•Work-life balance programs – including vacation time, personal time off and flex time.

Notably, all of our employees are eligible to participate in our health plans in all of our markets.
Our objective is to find, develop and retain talented and engaged employees who are valued for their unique contributions to the Company and who also strengthen the team. Through our compensation plans, we strive to motivate employees to perform to the best of their competencies, abilities and skill sets. In order to attract and retain key talent and reward high performance within our organization, we are developing a global methodology to evaluate employees consistently and define job profiles within our compensation structure, thereby setting a framework for overall promotion, talent development and succession planning.
The Compensation Committee believes that the Company’s compensation program must be:
1.Fair — a compensation package that is applied consistently across the organization and is cost effective. The fairness applies to everyone on equal terms, regardless of gender, age, background, national origin, sexual orientation, gender identity and race;
2.Flexible — a comprehensive approach designed to meet our business objectives and market demands;
3.Competitive — offering a total compensation package that is equitable and based on strong labor market positioning;
4.Performance based — sharing success through pay programs tied to personal, team (where applicable) and Company performance; and
5.Understood — clearly communicated to explain the value and to motivate individuals to achieve a high level of success in their roles.
Purposes and Structure of the Executive Compensation Program
The objectives of the Company’s executive compensation program are to:
•Attract, motivate and retain superior talent;
•Encourage and reward high performance, collaboration and accountability; and
•Align executive pay opportunities with stockholder returns.
To achieve these objectives, the Compensation Committee evaluates the appropriate mix of cash and stock-based compensation and the appropriate weighting of performance-based and fixed compensation. In determining specific amounts and components of compensation, the Compensation Committee considers each officer’s role, position, performance, level of responsibility and skills and experience, as well as market data, as more fully described below under “Elements of Compensation.”
The following table sets forth executive compensation and governance policies and practices we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry best practices.

Practice		PriceSmart Policy

Alignment of Compensation and Stockholder Returns	✓	A material proportion of the total target compensation opportunity of our Named Executive Officers is long-term equity incentive awards.

Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.

Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.

Independent Compensation Consultant	✓	The Compensation Committee engages an independent compensation consultant that advises the Compensation Committee on executive compensation. The consultant performs services solely for the Compensation Committee.

Anti-Hedging and Pledging Policy	✓	We do not allow executive officers or directors to enter into any hedging or pledging transactions relating to our common stock.

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Executive and Director Compensation (continued)

No Excise Tax Gross-Ups	✓	We do not pay excise tax gross-ups under our employment agreements in the event of a change in control.

No Pension Plans or SERPs	✓	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs) for our executive officers.

No Guaranteed Bonuses or Salary Increases	✓	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers.

No Evergreen Provision in 2013 Equity Incentive Plan	✓	The Amended and Restated 2013 Equity Incentive Award Plan does not provide for automatic share additions during its term.
Compensation Determination Process
The Compensation Committee reviews and approves all compensation for our executive officers. Each year the Compensation Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Compensation Committee uses to perform this analysis includes:
•The Company’s performance against its financial and operational goals;
•The mix of short-term and long-term compensation in the form of cash and equity-based compensation achieved in the prior year;
•A review of information on the competitive market, with input from the Compensation Committee’s independent consultant;
•The anticipated level of complexity and responsibility assigned to the executives given the Company’s strategic objectives;
•The expense to the Company of the proposed compensation for the following fiscal year relative to the Company’s budget; and
•The dilution to stockholders from equity awards.
Use of Independent Compensation Consultant

For fiscal year 2025, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant. The consultant had no other business relationship with the Company and received no payments from us other than the fees for services to the Compensation Committee. The consultant reported directly to the Compensation Committee. The Compensation Committee may replace the consultant or hire additional consultants at any time.

During fiscal year 2025, the scope of Meridian’s engagement included:

•Conducting a review of competitive market information for our executive officers, other than our Interim Chief Executive Officer who elected not to receive compensation for his services as an officer or director, for use in determining fiscal year 2025 compensation levels;
•Reviewing and commenting on our executive compensation programs and opportunities; and
•Advising the Compensation Committee regarding performance-based components of our compensation program.

After gathering this input and considering the preferences of the Interim CEO, the Compensation Committee determined the compensation of our Named Executive Officers.
Elements of Compensation

The compensation of our Named Executive Officers consists of base salaries, cash bonuses and long-term, equity-based incentives in the form of restricted stock awards and performance stock units.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	23

Executive and Director Compensation (continued)
Adjustments to Pay Philosophy. In consultation with the Company’s Interim CEO, beginning with fiscal year 2024, the Compensation Committee shifted the weighting of elements of compensation to those that promote long-term value creation over short-term performance goals. The Compensation Committee believes that long-term equity compensation plays an important role in encouraging positive results through collaboration, aligning the compensation of the senior management team to stockholder returns and in retaining key executives. Accordingly, the Company decreased annual cash incentives as a percentage of total compensation and increased the portion of total compensation made up of equity awards. In the case of equity awards, the Compensation Committee approved a structure where executive team members will hold restricted stock awards that vest over the subsequent five-year period.

For fiscal year 2025, the portion of total compensation represented by salary remained in line with fiscal year 2024, and the portion represented by annual cash incentives increased slightly. The portion represented by equity incentives decreased slightly, and in contrast to fiscal year 2024 in which all equity incentive awards were in the form of restricted stock or restricted stock units, in fiscal year 2025 half of the equity awards were in the form of restricted stock or restricted stock units and half were in the form of performance stock units. As a result of these changes year-over-year, the portion of total compensation that is “at-risk” increased from approximately 10% to 18% to approximately 34% to 40%.

The table below compares the allocation of total target compensation of our Named Executive Officers by component for fiscal years 2023, 2024 and 2025.

Allocation of Total Target Compensation by Component
% of Total Compensation (Approx.)
			At-Risk		Proportion of Target Comp at Risk
	Annual Salary	RSA/RSU Equity	Cash Bonus	PSU Equity
FY23 Targets	15% - 41%	28% - 42%	15% - 22%	14% - 21%	31% - 43%
FY24 Targets	30% - 46%	35% - 60%	10% - 18%	N/A	10% - 18%
FY25 Targets	30% - 41%	24% - 30%	10%	24% - 30%	34% - 40%

Base Salary. Base salaries for the Named Executive Officers (other than our Interim Chief Executive Officer) were initially established either when they were hired into the position from outside the Company or as they were promoted to increasing levels of responsibility within the Company. Base salaries for the Named Executive Officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations.

The Compensation Committee annually evaluates the base salary levels of the Named Executive Officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are appropriate relative to the Company’s peer group described below. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

As noted above, the portion of total compensation represented by base salary for our Named Executive Officers remained mostly steady from fiscal year 2023 through fiscal year 2025.
Annual Cash Incentive Awards.
Each of our Named Executive Officers (other than our Interim Chief Executive Officer) participates in our annual cash incentive award program. The amount of the annual cash incentive award earned by Named Executive Officers is based on corporate performance and achievement of a predetermined and measurable set of individual performance factors established at the beginning of the performance period. No annual cash incentive award based on corporate performance is earned if the Company does not meet the threshold performance goal.
Beginning with fiscal year 2024, the Company decreased annual cash incentives as a percentage of total compensation and increased the portion of total compensation made up of equity awards. As a result, in fiscal year 2024 annual cash incentives represented 10% to 18% of total compensation compared to 15% to 22% in fiscal year 2023. The portion of total compensation represented by annual cash incentives decreased slightly in fiscal year 2025 to 10% of total compensation. Unlike fiscal year 2023 when members of the executive team participated in an “overachievement pool,” there was no opportunity for over-achievement compensation on either the financial or individual components of the annual cash incentives for fiscal year 2024 or fiscal year 2025.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	24

Executive and Director Compensation (continued)
Fiscal 2025 Target Bonuses
At the beginning of fiscal year 2025, the Compensation Committee set the target bonus amounts for fiscal year 2025 for each of our Named Executive Officers set forth in the following table.

Named Executive Officer	Target Bonus

Robert E. Price	N/A

Gualberto Hernandez	N/A (1)

Michael L. McCleary	$180,250

John D. Hildebrandt	329,600

Francisco Velasco	206,000

David N. Price	176,388
(1) The Compensation Committee set Mr. Hernandez’ fiscal year 2025 bonus target based on an annual target of $180,000, which was prorated for his service from June 1, 2025 through the end of the fiscal year.

Fiscal 2025 Performance Measures
At the beginning of fiscal year 2025, the Compensation Committee determined that 80% of our Named Executive Officers’ annual cash incentive awards should be based on corporate performance and 20% based on individual performance factors.

For fiscal year 2025, the Company used revenue-based and operating income-based metrics as alternative measures for the corporate performance component of its annual cash incentive award program. The revenue-based metric was measured based on achievement of specified dollar values in net merchandise sales or net merchandise sales - constant currency (whichever achieved more with respect to its target level). The operating income-based metric was measured based on achievement of specified dollar values of adjusted operating income. The payments were based on the greater achievement under the revenue-based measures or the operating income-based measure. The Compensation Committee selected achievement of specified dollar values in net merchandise sales or net merchandise sales - constant currency and achievement of specified dollar values in adjusted operating income as alternative performance measures for annual cash incentive awards for fiscal year 2025 because they believed they represent key indicators of the strength of our operating results and incentivized the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. For fiscal year 2025, the annual cash incentive award program did not provide for overachievement payments for performance above target levels on either corporate or individual performance measures.

The tables set forth below show payout levels for the corporate performance component of the annual cash incentive award as a percentage of target based on achievement within two bands of net merchandise sales or net merchandise sales -constant currency and achievement within two bands of specified levels of adjusted operating income. The Company applies linear extrapolation when performance falls within a band.

Net Merchandise Sales or Net Merchandise Sales - Constant Currency (Dollar amounts in millions)
	Minimum Level		Upper Level
	Net Merchandise Sales ($)	Net Merchandise Sales - Constant Currency ($)	Net Merchandise Sales ($)	Net Merchandise Sales - Constant Currency ($)	Achievement Level (%)
Target Bonus	$5,200	$5,168	N/A	N/A	Max Payout - 100%
Prorated Bonus	4,950	4,879	$5,200	$5,168	75% - 100%
No Bonus	N/A	N/A	<4,950	<4,879	No Payout - 0%

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Executive and Director Compensation (continued)

Achievement in Specified Levels of Adjusted Operating Income (Dollar amounts in millions)

	Lower Target ($)	Upper Target ($)	Achievement Level (%)

Target Bonus	$236	N/A	Max Payout - 100%
Prorated Bonus	230	$236	75% - 100%
No Bonus	N/A	<230	No Payout - 0%

“Net merchandise sales - constant currency” means net merchandise sales calculated on a constant currency basis. As used here, the term “constant currency basis” refers to the calculation of net merchandise sales excluding the impact of foreign currency exchange rate fluctuations. We believe this measure provides a valuable means of evaluating period-to-period net merchandise sales growth before the impact of foreign currency exchange issues that are outside our executive officers’ control.

In our audited financial statements for the year ended August 31, 2025, net merchandise sales is the most directly comparable GAAP financial measure to net merchandise sales - constant currency. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is contained in Appendix A.

Fiscal 2025 Annual Cash Incentive Awards

To calculate the amount of the annual cash incentive awards earned under the 2025 annual cash incentive award plan, if any, we first calculated net merchandise sales, net merchandise sales - constant currency and adjusted operating income. We then determined the highest payout level achieved under dollar achievement in net merchandise sales or net merchandise sales -constant currency (whichever achieved more) or dollar achievement in adjusted operating income. For fiscal year 2025, we achieved net merchandise sales of $5,151.1 million and net merchandise sales - constant currency of $5,187.9 million and achieved adjusted operating income of $237.6 million. Net merchandise sales - constant currency and adjusted operating income were both greater than the performance levels required for payment of 100% of the portion of each executive officer’s annual cash incentive award based on corporate performance.
For fiscal year 2025, the Compensation Committee approved individual performance factors for the Named Executive Officers (other than the Interim Chief Executive Officer) that were recommended by the Interim Chief Executive Officer. The Compensation Committee then confirmed achievement of each of the individual performance factors for each Named Executive Officer against the specific, measurable targets established for each goal. The Compensation Committee determined a weighted average achievement level for each Named Executive Officer up to 100% and multiplied this amount by 20% of such Named Executive Officer’s total target bonus to determine the amount payable based on achievement of individual performance factors.

The following table sets forth for fiscal 2025 the target annual cash incentive amount, the annual cash incentive award based on Company performance and the annual cash incentive award based on individual performance earned by each Named Executive Officer:

Named Executive Officer	Target Annual Cash Incentive Award	Company Performance up to Target	Individual Performance	Total Annual Cash Incentive Award
Robert E. Price	N/A	N/A	N/A	N/A
Gualberto Hernandez(1)	$45,000	$36,000	$9,000	$45,000
Michael L. McCleary(2)	180,250	180,250	—	180,250
John D. Hildebrandt	329,600	263,680	65,920	329,600
Francisco Velasco	206,000	164,800	41,200	206,000
David N. Price	176,388	141,110	35,278	176,388
(1) Represents prorated amounts based on Mr. Hernandez’ start date of June 1, 2025.
(2) In accordance with his Separation Agreement, Mr. McCleary’s annual bonus was calculated exclusively based on corporate performance for fiscal year 2025.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	26

Executive and Director Compensation (continued)
Fiscal 2026 Annual Cash Incentive Awards
For fiscal year 2026, the Compensation Committee determined that our Named Executive Officers’ annual cash incentive awards should continue to be based 80% on corporate performance and 20% based on individual performance factors. For the corporate performance component, the Company will continue to use revenue-based and operating income-based metrics. The Company will use achievement of specified dollar values of total revenues or net merchandise sales - constant currency (whichever achieves more with respect to its target level) and achievement of specified dollar values of adjusted operating income as corporate performance measures. Participants can achieve up to 50% of the corporate performance component of their target annual cash incentives based on achievement of revenue-based metrics and 50% based on achievement of operating income-based metrics. This differs from prior years where participants could achieve up to 100% of their corporate performance target amounts based on achievement of either the revenue-based metrics or the operating-income based metrics. In addition, unlike fiscal year 2025, the fiscal year 2026 annual cash incentive award program provides for overachievement payments for performance above target levels on the corporate performance measures, but does not provide for overachievement on the individual performance measures. Participants can achieve up to 200% of their corporate performance target amounts based on overachievement of the operating-income based metric so long as the Company also achieves at least the threshold levels of total revenues or net merchandise sales - constant currency.

Equity Awards. We believe that equity awards for higher-level executives are consistent with the values and culture of the Company and therefore should be an integral and heavily weighted part of the overall executive compensation program. In our view direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives and incentivizes executives to take actions that generate long-term sustainable benefits to the Company. Our stock ownership guidelines — which provide that the expected ownership for the Chief Executive Officer is five times base salary and for executive officers other than our Chief Executive Officer is three times base salary — further align the interests of our executives with those of our stockholders.
PriceSmart uses equity awards of restricted stock, restricted stock units and, except for fiscal year 2024, performance stock units as long-term incentive vehicles because we believe:

•equity awards and the related vesting period help attract and retain executives;
•the value received by the recipient of an equity award is enhanced or reduced as our stock price increases or decreases; therefore, equity awards promote teamwork and collaboration and enhance the executives’ incentives to increase the stock price consistent with stockholders’ interests; and
•equity awards help to provide a balance to the overall executive compensation program as they reward executives for increases in stockholder value over the longer term.

In determining the number of shares of restricted stock, restricted stock units and performance stock units to be granted to our Named Executive Officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the value of equity incentive awards in relation to other elements of the individual executive’s total compensation and market competitive data. All awards of restricted stock, restricted stock units and performance stock units to our executive officers are made by the Compensation Committee.

Fiscal 2025 Restricted Stock and Performance Stock Unit Awards

In October 2023 (fiscal year 2024), the Compensation Committee made grants of restricted stock to the Named Executive Officers (other than the Interim Chief Executive Officer). These grants were designed such that a combination of the remaining vesting on awards made previously and vesting of the new awards would result in an equal amount of stock vesting each year over the next five years. Establishing this program with equal vesting over a five-year period required significant grants in fiscal year 2024 which we do not expect to repeat in future periods. Going forward, the Compensation Committee intends to make smaller awards that vest solely at the end of five years, such that each executive has awards with five years of future vesting at all times. For fiscal year 2025, half of the equity awards granted with vesting at the end of five years were restricted stock awards or restricted stock units and half were performance stock units. In the case of the performance stock unit awards, the performance criteria required achievement of specified levels of net merchandise sales or adjusted operating income for fiscal year 2025, whichever yielded the greater performance achievement level. Under the vesting terms for the fiscal year 2025 awards, achievement of specified levels of net merchandise sales would result in satisfaction of the performance component of vesting with respect to 100% of target performance stock units with no opportunity for overachievement. As an alternative performance metric, if it were to yield a greater performance achievement level, the performance component of vesting would be satisfied at 0% to 150% of the target number of performance stock units awards based on the amount by which adjusted operating income exceeds target, if any.

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Executive and Director Compensation (continued)
The tables set forth below show performance stock unit vesting as a percentage of the target number of shares subject to a performance stock unit award based on achievement of a specified dollar value in net merchandise sales and achievement within three bands of specified levels of adjusted operating income. In the case of adjusted operating income, the Company applies linear extrapolation when performance falls within a band.

Achievement in Net Merchandise Sales (Dollar amounts in millions)
	Net Merchandise Sales ($)	Achievement Level (%)
Target PSU Shares	$5,200	100%

Achievement in Specified Levels of Adjusted Operating Income (Dollar amounts in millions)
	Lower Target ($)	Upper Target ($)	Achievement Level (%)

Maximum PSU Vesting	$245.8	N/A	150%
Prorated Vesting	241.0	$245.8	100% - 150%
Prorated Vesting	236.3	241.0	0% - 100%
No PSU Vesting	N/A	<236.3	0%

For fiscal year 2025, we achieved net merchandise sales of $5,151.1 million, which did not meet the minimum achievement level for PSU vesting of $5,200.0 million. However, we achieved adjusted operating income of $237.6 million, which met the minimum threshold for vesting and resulted in vesting of PSUs at the 27.4% level. Following satisfaction of performance targets, these PSUs effectively become time-vested RSUs that vest in a single tranche at the end of five years after the date of the award.

At the beginning of fiscal year 2025, the Compensation Committee awarded the number of shares of restricted stock and performance stock units at target for each of our Named Executive Officers set forth in the following table. Following application of the performance criteria, the number of shares of the performance stock units were adjusted to the amounts set forth in the column below with the heading “Performance Stock Units Earned”:

Named Executive Officer	Restricted Stock Awards	Performance Stock Units at Target	Performance Stock Units Earned
Robert E. Price	N/A	N/A	N/A
Gualberto Hernandez	—	—	—
Michael L. McCleary(1)	5,144	5,144	1,410
John D. Hildebrandt	11,963	11,963	3,279
Francisco Velasco	5,742	5,742	1,574
David N. Price	4,785	4,785	1,311
(1) In accordance with his Separation Agreement, Mr. McCleary forfeited the PSU shares earned upon his separation from the Company.
Fiscal 2026 Restricted Stock and Performance Stock Unit Awards

For fiscal year 2026, the Compensation Committee awarded restricted stock that vest solely at the end of five years and performance stock units that vest at the end of the five years if the performance metrics are achieved. For fiscal year 2026, half of the equity awards vesting at the end of five years are restricted stock awards or restricted stock units and half are performance stock units. The Company will continue to use revenue-based and income-based metrics for the PSU performance criteria. For the PSUs, 50% of performance vesting will depend on achievement of specified levels of total revenues or net merchandise sales - constant currency (whichever achieves more with respect to its target level) and 50% will depend on achievement of specified levels of Earnings per share (EPS). The Compensation Committee selected EPS as the income-based performance metric for PSUs because it believes that EPS best aligns performance vesting of PSUs with stockholder returns. There is no opportunity for additional vesting based on overachievement of revenue-based or income-based metrics.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	28

Executive and Director Compensation (continued)
Repurchases of Vested Shares for Tax Withholding
Our Named Executive Officers recognize taxable income from restricted stock, restricted stock units and performance stock units when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares on the date of the vesting at their fair market value (based on the prior day’s closing price per share) and pays this amount directly to the taxing authorities. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m). The amount included in the participant’s wages upon such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.
Other Benefits. PriceSmart’s Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also provide identity theft protection services for our executive officers. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.
Peer Group
The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries, taking into account our own strategic goals and our relative performance.
There are few publicly traded companies in the U.S. that have a similar profile to PriceSmart’s in terms of operating model, customer focus and geographic footprint. The complexities of our business show up in our daily operations in navigating different local and international laws, local customs and preferences, political changes and foreign currency conversions. We are not like many traditional retailers, which is evidenced to a degree by the fact that only five public companies in the U.S. – Petco, Grocery Outlet, Edgewell Personal Care Company, Savers Value Village and Americold Realty Trust – name PriceSmart as a peer company in their most recent proxies. The most directly comparable company to PriceSmart is Costco, whose size relative to PriceSmart’s makes comparisons impractical for executive compensation purposes.

In developing a peer group for executive pay purposes, we started with a premise that a diverse set of US-based retailers and grocers would be most reflective – though not fully reflective – of our Company’s business focus and managerial complexity, as well as the market within which we compete for executive-level talent. The Compensation Committee reviews and adjusts its peer group from time to time to ensure continuing relevance with our company size, the complexities associated with our international footprint, our mix of brick and mortar and eCommerce sales, our business strategy and our executive talent needs. In April 2023, the Compensation Committee, with advice from its independent executive compensation consultant, reviewed and revised its list of peer companies. In this process, the Compensation Committee removed nine companies it previously listed as peer companies primarily due to differences between their industry focus and ours and added five new companies that are size appropriate and closer to the Company’s broad retail focus. The Compensation Committee used this revised peer group as part of its compensation review process for fiscal year 2024. Even after updating the list of peer companies, the Compensation Committee noted that while each of the peer companies features at least one aspect of the Company’s business, no single company identified as a peer has international operations, both brick and mortar and eCommerce sales, and a low-margin model focused on sourcing and selling products in high volumes.

The peer group used in setting fiscal year 2025 compensation consisted of the following companies and was the same as the peer group used for fiscal year 2024:

Academy Sports and Outdoors	Grocery Outlet	The Andersons
Big Lots*	Ingles Market	The Chefs’ Warehouse
BJ’s Wholesale Club	Mercado Libre	The ODP Corporation
Burlington Stores	Ollie's Bargain Outlet	Village Super Market
Chewy	SpartanNash	Weis Markets
Five Below	Sprouts Farmers Market
*Big Lots was removed from the peer group for fiscal year 2026 because of its filing for bankruptcy in September 2024.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	29

Executive and Director Compensation (continued)
These companies were identified based on the following criteria:
•    Consumer staples and consumer discretionary. The Compensation Committee assigned priority to companies engaged in retail sales of consumer staples, including food, and consumer discretionary items, such as durables and apparel.
•    Comparable scale by revenue and market capitalization. At the time the Compensation Committee established the peer group, the peer companies reported annual revenue ranging roughly from 0.3x to 3x PriceSmart’s revenue and had market capitalizations of 0.3 to 3x PriceSmart’s market capitalization.
•    Comparable companies used by proxy advisors. In identifying the peer group, the Compensation Committee took note of the peer groups proxy advisors will use in evaluating our executive compensation and determining their “Say on Pay” recommendations.
•    Peer companies. The Compensation Committee took into account companies that identify the Company as a peer company.
•    Similar business complexity. The Compensation Committee assigned priority to comparable companies with similar business complexity.
•    Pay practices. The Compensation Committee sought to include companies that clearly disclose their compensation programs and that do not engage in what our compensation consultant viewed as unusual pay practices.
For fiscal year 2025, as a part of its compensation program review process, the Compensation Committee assessed base salary, target annual cash incentive opportunity, target total cash compensation, target grant date value of long-term incentives, and target total compensation compared to peer group and AON Radford executive compensation survey data, with peer proxy data used as the primary benchmark for chief executive, chief financial and chief operating officer positions and reference matched for the general counsel position. Survey data were used as the primary benchmark for all other positions. The Compensation Committee noted substantial variation between the compensation levels and pay mix of similarly situated executives, particularly when evaluating the competitiveness of the Company’s long-term incentive awards.

The Compensation Committee believes that for top executives, it is in the Company’s interest to recognize the complexities of the retail global market and the extreme and unpredictable challenges faced by the Company not typically found in developed markets. These challenges and characteristics are not fully captured by any single company listed in our peer group. These differences are considered by the Compensation Committee when evaluating the peer group and PriceSmart’s executive compensation relative to the peer group and in determining target compensation opportunities.

Compensation data for the peer group of companies and survey data inform the process but are among only two of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s Named Executive Officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual Named Executive Officer’s performance and the value to the Company of the executive’s leadership and other skills.
Severance and Change in Control Payments

We have entered into agreements that require us to make payments and/or provide benefits to our Named Executive Officers other than our Interim Chief Executive Officer under specified circumstances in the event of a termination of their employment without cause, resignation for “good reason” or our providing notice of our intent not to renew the agreement at the end of the then-current term. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation, additional vesting of equity awards and other benefits and are intended to provide for a stable work environment. We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

We also provide for accelerated vesting of the time-based component of all equity awards for all employees in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of our employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company provides severance and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	30

Executive and Director Compensation (continued)
sized companies in our industry and company size and to attract and retain highly qualified individuals. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.
Say-on-Pay Feedback from Stockholders

At our 2025 Annual Meeting of Stockholders, we sought an advisory vote from our stockholders regarding our executive compensation program, which received 99.3% support, excluding broker non-votes. In setting compensation for fiscal year 2026, the Compensation Committee considered the results of the advisory vote as part of its annual review of the compensation provided to our Named Executive Officers and other executives. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Company’s executive officers.
Stock Ownership Guidelines and Hedging and Pledging Prohibition
To further align executive and stockholder interests, we have adopted stock ownership guidelines for our executives and non-employee directors and increased the required ownership levels in October 2023. The guidelines require our Chief Executive Officer to hold Common Stock with a value of at least five times his or her base salary and our other executive officers to hold Common Stock with a value of at least three times their respective base salaries. The guideline for non-employee directors is five times their annual cash compensation (excluding additional fees, if any, payable for service on any Board committee). Until such time as an executive or non-employee director satisfies the minimum ownership requirement set forth herein, such executive or non-employee director is required to hold 50% of the equity awards granted by the Company on or after the date such executive or non-employee director becomes subject to these guidelines (“Covered Equity Awards”). All in-the-money vested stock options, unvested time-based restricted stock, unvested time-based restricted stock units, and performance awards for which performance criteria have been met but that remain subject to time-based vesting satisfy the stock ownership guidelines without reduction for any portion of an award that may be subject to forfeiture to satisfy tax withholding that may be triggered upon vesting. The guidelines do not restrict an executive or non-employee director’s sale of shares that he or she held prior to becoming subject to these guidelines or that the executive or non-employee director acquired in any manner other than through Covered Equity Awards; provided that an executive or non-employee director may, at his or her sole option, elect to have the Company take into account shares that he or she held prior to becoming subject to the guidelines or that he or she acquired in any manner other than through Covered Equity Awards.
After an executive or non-employee director satisfies the minimum ownership requirement as of a measurement date, he or she will be deemed to be in compliance with the stock ownership guidelines notwithstanding subsequent changes in the value of his or her shares. If an executive or non-employee director sells or otherwise disposes of any shares or receives an increase in compensation, his or her compliance will be re-evaluated at the end of the fiscal year. In addition, for purposes of determining the number of shares that may be sold in a fiscal year, an executive’s or non-employee director’s shares will be valued at the greater of the closing price on the last trading day of the last fiscal year and the closing price on the trading day prior to a proposed sale. If he or she has fallen under the required ownership level as of the end of the fiscal year, he or she can only sell 50% of any Covered Equity Awards (net of amounts required to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award) that vest once he or she has fallen under the required ownership level unless: (i) he or she held shares prior to becoming subject to these guidelines or he or she acquired shares in any manner other than pursuant to Covered Equity Awards and (ii) he or she elects to have such shares included in the compliance calculation to permit greater sales of Covered Equity Awards. Notwithstanding the foregoing, regardless of the state of their compliance with the applicable minimum ownership requirement, executives and non-employee directors may immediately sell shares: (i) acquired upon the exercise of stock options for the limited purposes of paying the exercise price of the stock option and (ii) to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award.

The Compensation Committee has the discretion to waive compliance with these guidelines on a case-by-case basis for any executive officer, and the Board of Directors has the discretion to waive compliance with these guidelines on a case-by-case basis for any non-employee director, who, due to his or her particular financial circumstances or other special circumstances, would incur a hardship by complying with these guidelines.

In addition to the minimum stock ownership requirements, we do not allow our executive officers or non-employee directors to enter into any hedging, pledging or monetization transactions involving our Common Stock.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	31

Executive and Director Compensation (continued)
Compensation Recoupment Policy
We adopted a new Compensation Recoupment (Clawback) Policy effective as of October 19, 2023. As required by Nasdaq Rule 5608, the new recoupment policy requires the “clawback” of incentive-based compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require an accounting restatement. The new policy is a “no fault” policy and does not require any misconduct on the part of an executive officer or any of his or her subordinates in the case of a restatement. If there is a restatement and executives would have received less incentive compensation under the restated numbers than they actually received, we must seek recoupment of the excess compensation.
“Incentive-based compensation” includes any compensation granted, earned or vested based on the attainment of a financial reporting measure during any of the three fiscal years prior to the restatement. Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, do not constitute “incentive-based compensation” under the policy.

The new policy requires recoupment in the case of both “big R” restatements and “little r” restatements. “Big R” restatements involve the restatement and reissuance of prior period financial statements to correct an error that is material to those prior period financial statements. “Little r” restatements, by contrast, do not involve restatement and reissuance of prior period financials. They cover errors that are immaterial to prior period financial statements, but which would result in a material error in current period financial statements if not corrected.

The new policy also incorporates the terms of the “misconduct” compensation recoupment policy we adopted in 2017, which granted the Compensation Committee broad discretion to recoup certain incentive awards made to the Company’s executive officers when it determines that: (i) an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct which the executive knew, or was reckless in not knowing, was occurring, and (ii) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.
The foregoing has been furnished by the Compensation Committee.

David R. Snyder
Jeffrey Fisher
Leon C. Janks
Patricia Márquez

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Executive and Director Compensation (continued)
Executive Compensation
Summary of Compensation
The following table sets forth the compensation for fiscal year 2025 by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year and the three other most highly compensated executive officers who were serving as executive officers at August 31, 2025. These persons are referred to as the Company’s “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert E. Price(2)
—Interim Chief Executive Officer
	2025	$—	$—	$—	$—	$—	$—
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
Gualberto Hernandez(3)
—Executive Vice President and Chief Financial Officer
	2025	180,000	150,000	—	45,000	74,932	449,932
Michael L. McCleary(4)
—Executive Vice President and Former Chief Financial Officer
	2025	721,000	—	915,118	180,250	89,413	1,905,781
	2024	700,000	—	3,478,441	168,000	151,582	4,498,023
	2023	650,000	—	639,746	383,146	39,114	1,712,006
John D. Hildebrandt(5)
—President and Chief Operating Officer
	2025	1,030,000	—	2,128,218	329,600	177,243	3,665,061
	2024	1,000,000	—	8,589,530	320,000	319,683	10,229,213
	2023	816,413	—	1,336,514	838,131	41,083	3,032,141
Francisco Velasco(6)
—Executive Vice President, Secretary and General Counsel
	2025	782,800	—	1,021,502	206,000	103,865	2,114,167
	2024	760,000	—	3,900,423	200,000	164,980	5,025,403
	2023	675,000	—	723,806	397,882	38,807	1,835,495
David N. Price(7)
—Executive Vice President and Chief Transformation Officer
	2025	705,550	—	851,251	176,388	91,265	1,824,454
	2024	685,000	—	3,662,726	171,250	138,594	4,657,570

(1)Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). Stock awards granted in fiscal year 2025 vest approximately five years from the date of grant.
(2)Mr. Price became Interim Chief Executive Officer in February 2023. Mr. Price has declined to receive compensation for his services.
(3)For fiscal year 2025, Mr. Hernandez received a sign on bonus of $150,000. All Other Compensation includes relocation benefits totaling $59,000 and 401(k) contributions made by the Company totaling $15,800.
(4)Mr. McCleary served as our Chief Financial Officer until May 31, 2025 and as an Executive Vice President until September 30, 2025. For fiscal year 2025, includes dividend payments of $65,127 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $21,000. For fiscal year 2024, includes dividend payments of $129,899 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $20,700. For fiscal year 2023, includes dividend payments of $16,182 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,800.

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Executive and Director Compensation (continued)
(5)For fiscal year 2025, includes dividend payments of $151,071 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $21,000. For fiscal year 2024, includes dividend payments of $299,511 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $20,700. For fiscal year 2023, includes dividend payments of $20,657 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,800.
(6)For fiscal year 2025, includes dividend payments of $72,711 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $20,523. For fiscal year 2024, includes dividend payments of $145,100 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $20,133. For fiscal year 2023, includes dividend payments of $18,204 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $19,388.
(7)For fiscal year 2025, includes dividend payments of $59,572 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $21,000. For fiscal year 2024, includes dividend payments of $114,959 on unvested restricted stock awards and unvested performance stock units awards for which the performance criteria have been satisfied and 401(k) contributions made by the Company totaling $24,125.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 31, 2025 to the Named Executive Officers.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value Stock and Option ($)(2)
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares
Robert E. Price
			$—	$—		$—	$—	$—	$—	—	$—
Gualberto Hernandez
			N/A	9,000	'(3)	9,000	—	—	—	—	—
			27,000	36,000	'(4)	36,000
Michael L. McCleary(5)
			135,188	180,250	'(4)	180,250
	9/18/2024	'(6)	—	—			—	5,144	7,716	—	457,559
	9/18/2024	'(7)					—	—	—	5,144	457,559
John D. Hildebrandt
			N/A	65,920	'(3)	65,920
			197,760	263,680	'(4)	263,680
	9/18/2024	'(6)		—		—	—	11,963	17,945	—	1,064,109
	9/18/2024	'(7)					—	—	—	11,963	1,064,109
Francisco Velasco
			N/A	41,200	'(3)	41,200
			123,600	164,800	'(4)	164,800
	9/18/2024	'(6)		—			—	5,742	8,613	—	510,751
	9/18/2024	'(7)					—	—	—	5,742	510,751
David Price
			N/A	35,278	'(3)	35,278
			105,833	141,110	'(4)	141,110
	9/18/2024	'(6)		—			—	4,785	7,178	—	425,626
	9/18/2024	'(7)					—	—	—	4,785	425,626

(1)The amounts in the columns under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” represent our named executive officers’ threshold and target annual cash incentive awards for fiscal year 2025 for (i) individual performance and (ii) corporate performance up to target pursuant to the 2025 bonus plan. The annual cash incentive awards are further described in the “Elements of Compensation” section of the “Compensation Discussion and Analysis.” For fiscal year 2025, we achieved net merchandise sales of

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Executive and Director Compensation (continued)
$5,151.1 million, net merchandise sales - constant currency of $5,187.9 million and adjusted operating income of $237.6 million. The net merchandise sales - constant currency and adjusted operating income amounts were both greater than the performance levels required for payment 100% of the portion of each executive officer’s annual cash incentive award based on corporate performance.
(2)Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). Stock awards granted in fiscal year 2024 vest over five years from the date of grant.
(3)Represents portion of annual cash incentive where payment is based on achievement of individual performance factors. Such payments are not subject to a threshold but are subject to a maximum equal to the target amount.
(4)Represents portion of annual cash incentive where payment is based on achievement of corporate performance factors. Such payments are subject to a threshold equal to 75% of the target amount and are subject to a maximum of 100%.
(5)Award of performance stock units subject to vesting upon the Company’s achievement of net merchandise sales or adjusted operating income targets specified by the Compensation Committee for fiscal year 2025. Executive officers could achieve up to 150% of the target PSU shares based on over-achievement in adjusted operating income. For fiscal year 2025, we achieved net merchandise sales of $5,151.1 million and adjusted operating income of $237.6 million. Net merchandise sales did not satisfy the target for vesting, but adjusted operating income was sufficient to vest PSU awards at the 27.4% level.
(6)Award of restricted stock with time-based vesting.
(7)In accordance with the executive's separation agreement, the annual bonus was calculated exclusively on the corporate performance for fiscal year 2025.
Employment Contracts
The Company has entered into employment agreements with each of its executive officers. Except for Wayne Sadin’s agreement, each agreement has a one-year term that automatically renews each year unless either the Company or the executive provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. Mr. Sadin’s agreement does not automatically renew and currently expires on July 1, 2026. Each employment agreement with our executive officers specifies the base salary in effect at the time the agreement was entered into and provides that the amount may be increased, but not decreased, at the Company’s discretion. The employment agreements state that the executive is eligible to participate in the Company’s bonus plan in effect at the time and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.

In addition to termination at the end of the term, the executive may terminate his or her employment on 60 days’ prior written notice. The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates an executive’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) the executive terminates his or her employment for “good reason”; or (iv) except in the case of Mr. Sadin’s agreement, the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to the executive providing a release to the Company, the executive will be entitled to:

•payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,

•continued contribution of the premium cost for the executive’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,

•payment of any accrued but any unpaid bonus for the year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid); and

•accelerated vesting of the number of shares subject to outstanding and unvested equity awards held by the executive that are scheduled to vest in the 12-month period following his termination; provided that as to an award that is subject to performance-based vesting requirements: (i) vesting will remain subject to satisfaction of the applicable performance criteria, and vesting will not occur unless and until the applicable performance criteria are determined to have been met, and (ii) the executive will not be eligible for any increases in the number of shares covered by awards subject to performance-based vesting based on corporate performance above target levels.

The Company agreed to the partial acceleration of equity awards described above in connection with the negotiation of employment agreements for Mr. Hernandez and Mr. Price in the third quarter of fiscal year 2025. Subsequently, the Company amended other executives’ employment agreements in the first quarter of fiscal year 2026 to provide this same right to partial acceleration of vesting.

Mr. Hildebrandt’s employment agreement further provides that in the case of a termination of Mr. Hildebrandt’s employment by the Company without “cause” at a time when Robert Price is not serving as either the Company’s Interim Chief Executive Officer or Chairman of the Board of Directors, all equity awards granted to Mr. Hildebrandt will, to the extent then unvested, vest in accordance with the following: (a) 100% of all service-based equity awards will vest as of the termination date; and (b) the service component of vesting of performance-based equity awards shall be deemed satisfied such that, subject to the determination of the Compensation Committee that the performance criteria for such equity awards have been satisfied, all

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Executive and Director Compensation (continued)
performance-based awards shall vest at the applicable level of vesting achieved pursuant to the terms of such equity awards based on the Company’s performance upon the later of: (i) the termination date and (ii) the date on which the Compensation Committee determines that such performance criteria have been met.

Upon an executive’s death, the executive’s estate will be entitled to receive continued contribution of the premium cost for executive’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The employment agreements also contain confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.
Equity Incentive Plan
Under the Amended and Restated 2013 Equity Incentive Award Plan of PriceSmart, Inc., as amended (the “2013 Plan”), as of November 30, 2025, there were 607,572 shares of Common Stock subject to outstanding unvested restricted stock awards, 108,848 shares subject to outstanding restricted stock units, and 129,654 shares subject to outstanding performance stock units, and 1,061,722 shares of Common Stock were available for future grants.
The 2013 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.
The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of performance vesting criteria in the case of performance stock units. In addition to the foregoing, in the event of termination of a plan participant’s service as a result of death or “disability,” any equity awards granted to such participant will, to the extent then unvested, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of performance vesting criteria in the case of performance stock units.
The Retirement Plan of PriceSmart, Inc.
In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum allowed to all employees regardless of their own salary deferrals. Effective January 1, 2016, the Company began providing up to a 2% matching contribution to non-officer employees who contribute at least 2% of their eligible pay, and during fiscal year 2019 expanded the 2% matching contribution to officers who contribute at least 2% of their eligible pay. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	36

Executive and Director Compensation (continued)
Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards at August 31, 2025 with respect to the Named Executive Officers.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(2)

Robert E. Price
	N/A	—	$—	—	$—
Gualberto Hernandez
	N/A	—	—	—	—
Michael L. McCleary
	9/30/2022	—	—	1,211	129,892
	10/23/2023	42,910	4,602,527	—	—
	9/18/2024	5,144	551,745	1,410	151,237
John D. Hildebrandt
	9/30/2022	—	—	1,416	151,880
	1/31/2023	—	—	903	96,856
	10/23/2023	100,979	10,831,008	—	—
	9/18/2024	11,963	1,283,151	3,279	351,706
Francisco Velasco
	9/30/2022	—	—	1,371	147,053
	10/23/2023	47,852	5,132,606	—	—
	9/18/2024	5,742	615,887	1,574	168,827
David Price
	1/31/2023	—	—	194	20,808
	8/4/2023	—	—	60	6,436
	10/23/2023	41,732	4,476,174	—	—
	9/18/2024	4,785	513,239	1,311	140,618
(1)Each restricted stock award is subject to certain accelerated vesting upon a change in control, as described under “—Equity Incentive Plans” above. The vesting schedule of shares of restricted stock with service-based vesting requirements, are presented in the table below.

Vesting Date	Robert E. Price	Gualberto Hernandez	Michael L. McCleary	John Hildebrandt	Francisco Velasco	David N. Price
October 26, 2025	—	—	9,651	23,138	10,745	9,922
October 26, 2026	—	—	11,490	26,720	12,826	10,688
October 26, 2027	—	—	11,490	26,720	12,826	10,688
October 26, 2028	—	—	11,490	26,720	12,826	10,688
October 26, 2029	—	—	6,554	15,242	7,316	6,096

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	37

Executive and Director Compensation (continued)

(2)The market value is computed by multiplying the closing market price of the Company’s Common Stock ($107.26) on August 29, 2025 by the number of shares subject to stock award.
(3)Awards of performance stock units.

The following table sets forth certain information with respect to the vesting of shares of restricted stock during the fiscal year ended August 31, 2025 with respect to the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Robert E. Price	—	$—
Gualberto Hernandez	—	—
Michael L. McCleary	10,298	983,967
John D. Hildebrandt	26,461	2,502,335
Francisco Velasco	11,712	1,118,850
David Price	10,402	961,736
(1)The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.
Pension Benefits
Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our Named Executive Officers.
Nonqualified Deferred Compensation
The Company does not have any plan that provides for deferred compensation.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	38

Executive and Director Compensation (continued)
Severance and Change in Control Payments
The following table summarizes the potential payments to each Named Executive Officer in two different potential scenarios: (i) a termination of the Named Executive Officer without cause and (ii) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2025, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received upon a termination without cause or in the event of a change in control, the Company has assumed a price per share of its Common Stock of $107.26, which represents the closing market price of its Common Stock as reported on the Nasdaq Global Select Market on August 29, 2025 (the last trading day of fiscal year 2025).

Name	Severance upon Termination without Cause ($)(1)		Acceleration of Restricted Stock and PSUs upon Change in Control ($)(2)
Robert E. Price	$—		$—
Gualberto Hernandez	765,000	(3)	—	(3)
Michael L. McCleary	N/A	(4)	5,284,164	(5)
John D. Hildebrandt	3,841,382		12,362,895	(6)
Francisco Velasco	2,141,309		5,895,546	(7)
David Price	1,946,172		5,016,657	(8)
(1)Under the Named Executive Officer’s employment agreement, in the event of his termination other than for cause, death or voluntary resignation, he will be entitled to payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months, plus a bonus for the fiscal year of the Company in which the termination occurs, prorated for the portion of such fiscal year that he is employed by the Company. The amount of the bonus, prior to proration, shall be contingent on attainment of the relevant annual bonus plan performance goals for the year. The Named Executive Officer also will be entitled to accelerated vesting of the number of shares subject to outstanding and unvested equity awards held by the executive that are scheduled to vest in the 12-month period following his termination; provided that as to an award that is subject to performance-based vesting requirements, (i) vesting will remain subject to satisfaction of the applicable performance criteria, and vesting will not occur unless and until the applicable performance criteria are determined to have been met, and (ii) the executive will not be eligible for any increases in the number of shares covered by awards subject to performance-based vesting based on corporate performance above target levels.
(2)Under the terms of our equity incentive award plans, vesting of all restricted stock awards, restricted stock units and performance stock units for which at least one of the performance criteria have been met will accelerate upon a change in control.
(3)Severance upon termination without cause includes a pro rata annual cash incentive based on Mr. Hernandez’s June 1, 2025 start date. Although Mr. Hernandez’s employment agreement provides for twelve months’ acceleration of vesting of equity incentive awards, Mr. Hernandez had not received any equity incentive awards as of August 31, 2025.
(4)On May 8, 2025, the Company and Mr. McCleary entered into a Separation Agreement with Waiver and Release of Claims detailing the terms of his separation from the Company, including severance equal to $721,000; an annual cash incentive of up to $180,250, subject to the Company’s achievement of previously established corporate performance metrics for fiscal year 2025; a cash payment of $15,021; and the right to continue vesting in restricted stock awards and performance stock units covering a total of 12,074 shares of the Company’s common stock through the applicable vesting dates.
(5)Includes 1,211 performance stock units, valued for purposes of this table at $129,892, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.
(6)Includes 2,319 performance stock units, valued for purposes of this table at $248,736, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.
(7)Includes 1,371 performance stock units, valued for purposes of this table at $147,053, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.
(8)Includes 254 performance stock units, valued for purposes of this table at $27,244, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

Director Compensation
Each non-employee director receives an annual retainer of $60,000 per year for serving on the Board of Directors. Mr. R. Price does not receive compensation for service as Chairman of the Board or as a member of any committee. Mr. Snyder received $35,000 for service as Vice Chairman of the Board. Mr. D. Price does not receive compensation for his service on

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	39

Executive and Director Compensation (continued)
the Board or as a member of any committee. The table set forth below describes additional annual compensation paid to directors for service as chairs or members of committees.

Committee	Chair	Member
Audit	$45,000	$15,000
Compensation	25,000	10,000
Nominating/Corporate Governance	15,000	5,000
Finance	25,000	10,000
Executive	N/A	25,000
Digital Transformation	25,000	5,000
Effective February 6, 2025, the Board of Directors granted to each non-employee director an award of restricted stock units under the 2013 Plan, with dividend equivalents thereon, covering a number of shares having a value equal to $150,000. To determine the number of shares covered by the new grants, the Board of Directors divided the dollar value of the award to be granted by the 30-trading-day average of the Company’s stock price prior to the grants. These awards will vest in full on January 30, 2026 or the date of the Company's next annual meeting of stockholders, whichever is sooner, subject to the non-employee director’s continued service on the Board of Directors on such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.
Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.
The following table sets forth a summary of the compensation we paid or that was earned by our non-employee directors in the fiscal year ended August 31, 2025.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Sherry S. Bahrambeygui	$59,000	$153,018	$2,069	$214,087
Jeffrey Fisher	77,000	153,018	2,069	232,087
Gordon H. Hanson	67,000	153,018	2,069	222,087
Beatriz V. Infante	109,000	153,018	2,069	264,087
Leon C. Janks	167,000	153,018	2,069	322,087
Patricia Márquez	93,000	153,018	2,069	248,087
Robert E. Price(4)	—	—	—	—
David R. Snyder	157,000	153,018	2,069	312,087
John D. Thelan	69,000	153,018	2,069	224,087
Edgar Zurcher	57,000	153,018	2,069	212,087
(1)Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on February 6, 2025 calculated in accordance with ASC 718.
(2)The aggregate number of restricted stock unit awards outstanding at the end of fiscal year 2025 for each of the directors was as follows: Sherry S. Bahrambeygui 1,642; Jeffrey Fisher 1,642; Gordon H. Hanson, 1,642; Beatriz V. Infante, 1,642; Leon C. Janks, 1,642; Patricia Márquez, 1,642; David R. Snyder 1,642; John D. Thelan, 1,642; and Edgar Zurcher, 1,642.
(3)Represents the amount paid to the director pursuant to dividend equivalents on such director’s unvested restricted stock units.
(4)Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	40

Executive and Director Compensation (continued)
Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of our former Chief Executive Officer and Interim Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2025, our last completed fiscal year:
•the median of the annual total compensation of all employees of our Company (other than our current Chief Executive Officer) was $12,180; and
•our Interim Chief Executive Officer has declined to receive compensation for his services.
Based on this information, for fiscal year 2025, the ratio of the annualized total compensation of our Interim Chief Executive Officer to the median of the annual total compensation of all employees is not meaningful because he does not receive any compensation for his services.
To identify the median of the annual total compensation of all our employees and determine the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, we took the following steps:
1.We identified the median employee using our employee population on August 31, 2024, the last day of fiscal year 2024. This population consisted of full-time employees and part-time employees.
2.To identify the “median employee” from our employee population, we first determined the amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal year 2024. We then identified our median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.
3.Our median employee is a Food Service Staff Member in one or our Panama warehouse clubs. Absent significant changes in our employee population or compensation arrangements, SEC rules generally permit utilization of the same median employee for three years for purposes of the pay ratio analysis. For purposes of this year’s calculation, we utilized the same employee that was identified in fiscal year 2024.
4.We combined all of the elements of our median employee’s compensation for fiscal year 2025, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $12,180.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	41

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s core compensation objectives, refer to the “Compensation Discussion and Analysis” above.

								Value of Initial Fixed $100 Investment Based on:
Fiscal Year		Summary Compensation Table Total for PEO ($)(1)		Compensation Actually Paid to PEO ($)(2)		Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Stockholder Return ($)(5)	Peer Group Total Stockholder Return ($)(6)	Net Income ($)(7) (in thousands)	Adjusted Operating Income ($)(8) (in thousands)
(a)		(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
		Robert E. Price	Sherry S. Bahrambeygui	Robert E. Price	Sherry S. Bahrambeygui
2025		$—	N/A	$—	N/A	$1,991,879	$3,372,505	$175	$156	$147,887	$237,588
2024	(9)	—	N/A	—	N/A	6,102,552	7,396,819	144	127	138,875	220,944
2023		—	$8,595,042	—	$5,356,031	1,821,651	1,994,183	125	103	109,205	205,128
2022		N/A	10,182,186	N/A	7,318,252	1,634,296	1,282,072	98	90	104,553	178,592
2021		N/A	7,550,113	N/A	9,430,543	1,260,906	1,631,591	130	113	981,590	151,678
(1)Mr. Price served as our Interim Chief Executive Officer during fiscal years 2024 and 2025. During fiscal year 2023, Mr. Price and Ms. Bahrambeygui each served for a period of time as our Chief Executive Officer, and Ms. Bahrambeygui was our Chief Executive Officer for fiscal years 2022 and 2021. The dollar amounts reported in column (b) are the amounts of total compensation reported in the “Total” column of the “Summary Compensation Table” for Mr. Price and Ms. Bahrambeygui for the corresponding years in which each served as our Chief Executive Officer.
(2)The dollar amounts reported in column (c) represent the amounts of “compensation actually paid” to Mr. Price and Ms. Bahrambeygui, as computed in accordance with Item 402(v) of Regulation S-K, for the fiscal years in which each served as our Chief Executive Officer. The dollar amounts do not reflect the actual amount of compensation earned by or paid to him during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the Summary Compensation Table total compensation for each year to determine the compensation actually paid for the relevant fiscal year:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)
Mr. Price
2025	$—	$—	$—	$—
2024	—	—	—	—
2023	—	—	—	—
Ms. Bahrambeygui
2025	N/A	N/A	N/A	N/A
2024	N/A	N/A	N/A	N/A
2023	$8,595,042	$(6,237,921)	$2,998,910	$5,356,031
2022	10,182,186	(6,286,988)	3,423,054	7,318,252
2021	7,550,113	(3,576,958)	5,457,388	9,430,543
(a)The grant date fair value of equity awards represents the total amounts reported in the “Stock Awards” and “Option Awards” column of the “Summary Compensation Table” for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for equity awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The Company did not (i) grant any equity awards that were granted and vested in the same year or (ii) pay any dividends or other earnings on equity awards that are not otherwise reflected in the fair value of the equity award. The amounts deducted or added in calculating the equity award adjustments are as follows:

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	42

Pay Versus Performance (continued)

	Year-end Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation($)	Total Equity Award Adjustments ($)
Price, Robert E.
2025	$—	$—	$—	$—	$—	$—	$—
2024	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—
Bahrambeygui, Sherry S.
2025	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2023	$2,919,221	$—	$2,471,250	$(448,033)	$(1,943,528)	$—	$2,998,910
2022	3,868,201	(503,048)	1,127,973	(476,450)	(593,624)	—	3,423,054
2021	3,180,659	432,177	1,210,595	(633,958)	—	—	5,457,388
(3)The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table” in each applicable year. The names of the NEOs (excluding our Chief Executive Officer) included for purposes of calculating the average amounts for each applicable year are as follows: (i) for 2025, Gualberto Hernandez, Michael L. McCleary, John D. Hildebrandt, Francisco Velasco and David N. Price; (ii) for 2024, Mr. McCleary, Mr. Hildebrandt, Mr. Velasco and Mr. D. Price; (iii) for 2023, Mr. McCleary, Mr. Hildebrandt, Mr. Velasco, Ana Luisa Bianchi and Nicolas Maslowski; (iv) for 2022, Mr. McCleary, Mr. Hildebrandt, Mr. Velasco, Juan Ignacio Biehl and William J. Naylon; and (v) for 2021, Mr. McCleary, Mr. Naylon, Mr. Velasco and Mr. Hildebrandt. In 2025, Mr. Hernandez was hired in June and received compensation for only three months. If his compensation were to have been excluded from the average CAP of Non-PEO NEOs, the amount would have been $3,757,992.
(4)The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our Chief Executive Officer), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our Chief Executive Officer) during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to the compensation of the NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our Chief Executive Officer) for each fiscal year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	$1,991,879	$(1,229,022)	$2,609,648	$3,372,505
2024	6,102,552	(4,907,780)	6,202,047	7,396,819
2023	1,821,651	(614,734)	787,266	1,994,183
2022	1,634,296	(586,315)	234,091	1,282,072
2021	1,260,906	(368,831)	739,516	1,631,591

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	43

Pay Versus Performance (continued)
(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year-end Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	$1,482,011	$1,054,736	$—	$72,901	$—	$—	$2,609,648
2024	6,123,958	59,009	—	19,080	—	—	6,202,047
2023	624,093	44,866	178,658	33,492	(93,842)	—	787,266
2022	295,066	(61,519)	105,339	(104,796)	—	—	234,091
2021	342,290	159,235	110,223	127,768	—	—	739,516
(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the S&P 500 Consumer Discretionary Distribution & Retail Index over the same period.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)“Adjusted operating income” is measured as reported operating income adjusted for items that are not the result of our normal operations. For fiscal year 2025, the Compensation Committee approved add backs for the impact for the impact of our change in the foreign exchange accrual impacting operating income, the CFO transition, the corporate headquarters relocation and the closure of some of our produce distribution centers. For fiscal year 2024, no add backs were included. For fiscal year 2023, the Compensation Committee approved add backs for the impact of separation costs associated with our Chief Executive Officer departure, less savings associated with our Interim CEO’s choosing to decline to receive compensation for his services; the write-off of certain VAT receivables following unfavorable court rulings; $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business; a $5.1 million adjustment representing 50% of impairment and closure costs and other unbudgeted losses associated with our Trinidad sustainable packaging plant; and a $9.2 million charge to settle minimum tax litigation in one of our markets. While the Company uses various financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that adjusted operating income is the financial performance measure that, in the Company’s and the Compensation Committee’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. Reconciliation and further information for adjusted operating income in the most recent two years can be found on Appendix A.
(9)Amounts in column (d) and (e) for fiscal year 2024 reflect the impact of significant grants made in fiscal year 2024 in connection with the Compensation Committee’s determination in October 2023 (fiscal year 2024) to move from grants with three years of vesting to grants with five years of vesting. The Company does not expect to repeat these significant adjustment grants in future periods.
Financial Performance Measure
As described in greater detail in the “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a mix of objective financial performance measures that seek to align the interests of the stockholders and executives. These measures include:
•Adjusted operating income
•Net merchandise sales
•Net merchandise sales—constant currency
Please see the “Compensation Discussion and Analysis” for a further description of these metrics and how they are used in the Company’s executive compensation program, including the Annual Cash Incentive Plan and Performance Stock Units.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	44

Pay Versus Performance (continued)
Analysis of the Information Presented in the Pay versus Performance Table
As noted above, the Company’s executive compensation program reflects a mix of objective financial performance measures. As a result, the Company’s financial performance measures will not specifically align with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR; Cumulative TSR of the Company and the S&P 500 Consumer Discretionary Distribution & Retail Index
The following graph sets forth the relationship between the compensation actually paid to Mr. Price, Ms. Bahrambeygui (the prior Chief Executive Officer), the average amount of compensation actually paid to our other NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years and the TSR of the S&P 500 Consumer Discretionary Distribution & Retail Index over the same period.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	45

Pay Versus Performance (continued)
Compensation Actually Paid and Net Income
The following graph sets forth the relationship between the compensation actually paid to Mr. Price, Ms. Bahrambeygui, the average amount of compensation actually paid to our other NEOs, the average amount of compensation actually paid to our other NEOs, and the Company’s net income over the five most recently completed fiscal years.
Compensation Actually Paid and Adjusted Operating Income
The following graph sets forth the relationship between compensation actually paid to Mr. Price, Ms. Bahrambeygui, the average amount of compensation actually paid to our other NEOs, the average amount of compensation actually paid to our other NEOs, and our adjusted operating income during the five most recently completed fiscal years.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	46

Equity Compensation Plan Information
The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2025. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders

Options	—	N/A	—	(1)

Restricted stock, RSUs and PSUs	764,732	N/A	1,201,885

Equity compensation plans not approved by security holders	—	—	—

Total	764,732	N/A	1,201,885
(1)Although the Company does not currently award options, the shares available for future issuance under the Company’s 2013 Equity Incentive Award Plan could be awarded as options, restricted stock, restricted stock units, performance stock units or other forms of equity incentive awards specified in the plan.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	47

Certain Transactions
Review and Approval of Related-Party Transactions
As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related-party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•any other matters the Audit Committee deems appropriate.
Related Party Transactions

Relationships with Edgar Zurcher: Mr. Zurcher, a director of the Company, is also a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $708,000 in rental income for this space during the fiscal year ended 2025. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A. The Company paid approximately $1.7 million for products purchased from this entity for the fiscal years ended August 31, 2025.

Relationships with Price Family Charitable Organizations: During the year ended August 31, 2025 the Company sold approximately $337,000 of supplies to Price Philanthropies Foundation. Robert Price, Chairman of the Company's Board of Directors and Interim Chief Executive Officer of the Company for fiscal year 2025, is the Chairman of the Board and President of the Price Philanthropies Foundation. Sherry S. Bahrambeygui, a director of the Company, serves as a director of the Board of the Price Philanthropies Foundation. Jeffrey R. Fisher, a director of the Company, serves as the Chief Financial Officer and as a director of the Board of the Price Philanthropies Foundation. David Price, a director and the Executive Vice President and Chief Transformation Officer of the Company for fiscal year 2025, serves as a Vice President and a Vice Chair of the Board of the Price Philanthropies Foundation.

Relationship with La Jolla Aviation: Robert E. Price owns La Jolla Aviation, Inc., a company that PriceSmart employees use for travel. The Company incurred approximately $210,000 in travel expenses for travel provided by La Jolla Aviation for the fiscal year ended August 31, 2025.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	48

Proposal 2 Approval of the Compensation of the Named Executive Officers
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.
Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “For” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Recommendation of the Board of Directors
The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	49

Proposal 3 Ratification of Selection of Independent Registered Public Accounting Firm
Subject to ratification by the stockholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected Ernst & Young LLP (“EY”) to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2025. EY has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2025. EY has served the Company as independent auditors since the Company’s spin-off from Price Enterprises, Inc. in 1997. Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Independent Registered Public Accounting Firm
The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2026 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2025	2024

Audit Fees(1)	$3,320	$2,874

Audit-Related Fees	—	—

Tax Fees(2)	21	60

All Other Fees(3)	21	11

Total	$3,362	$2,945

(1)Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(3)All Other Fees consist of license fees for a software tool provided by EY.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR the ratification of the selection of EY as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	50

General
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. As a matter of practice, members of our staff and outside counsel assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except that Mr. Fisher and Ms. Bahrambeygui did not timely report on Form 4 one transfer each to their respective family trusts; Mr. Hernandez did not timely report on Form 3 his becoming a reporting person upon his hiring as an executive officer; and Mr. Velasco did not timely report on Form 4 a transaction of his spouse.
Stockholder Proposals and Director Nominations
To be timely, notice of a stockholder proposal or director nomination must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Company located at 9797 Aero Drive, Suite 100, San Diego, CA 9212 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to February 5, 2027, the one-year anniversary of the 2026 Annual Meeting; provided, however, that in the event that the next annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.
Notice of a stockholder proposal (other than a director nomination) must comply with Article II, Section 9 of our Second Amended and Restated Bylaws (the “Bylaws”) and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notice of a stockholder nomination of one or more candidates for director must comply with Article II, Section 10 of the Bylaws. If you wish to solicit proxies in support of director nominees other than the Company’s nominees pursuant your notice also must include the information required by Rule 14a-19(b) under the Exchange Act.
You are advised to review our Bylaws, which set forth the requirements for advance notice of stockholder proposals and director nominations. A copy of our Bylaws is available in the Corporate Governance section of our website at investors.pricesmart.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Annual Report
The Annual Report of the Company for the fiscal year ended August 31, 2025 will be mailed to stockholders of record on or about December 19, 2025. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.
If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9797 Aero Drive, Suite 100, San Diego, California 92123, Attention: Secretary.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	51

General (continued)
Householding of Proxy Materials
If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of house holding by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9797 Aero Drive, Suite 100, San Diego, California 92123, Attention: Secretary or call Investor Relations at (858) 404-8826. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.
Other Matters
The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the proxies will vote all proxies in accordance with their best judgment.
ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Patricia M. Klassen Secretary
Dated: December 19, 2025

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	52

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The Compensation Committee selected achievement of specified levels of net merchandise sales or net merchandise sales - constant currency and achievement of specified levels of adjusted operating income as alternative performance measures for annual cash incentive awards for fiscal 2025 because they believed they represent key indicators of the strength of our operating results and incentivized the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. “Net merchandise sales - constant currency” means net merchandise sales calculated on a constant currency basis. As used here, the term “constant currency basis” refers to the calculation of net merchandise sales excluding the impact of foreign currency exchange rate fluctuations. We believe this measure provides a valuable means of evaluating period-to-period net merchandise sales growth before the impact of foreign currency exchange issues that are outside our executive officers’ control. “Adjusted operating income” is measured as reported operating income adjusted for items that are not the result of our normal operations. We did not have full or partial add backs for fiscal year 2024.

In our audited financial statements for the year ended August 31, 2025, net merchandise sales is the most directly comparable GAAP financial measure to net merchandise sales - constant currency, and operating income is the most directly comparable GAAP financial measure to adjusted operating income. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below. Net merchandise sales - constant currency and adjusted operating income should not be considered as substitutes for net merchandise sales and operating income as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.
NON-GAAP RECONCILIATION — NET MERCHANDISE SALES - CONSTANT CURRENCY
(Unaudited; USD in Thousands)

	Twelve months ended
	Aug 31, 2025	Aug 31, 2024
Net merchandise sales	$5,151,120	$4,783,119
Adjustments:	36,788	—
Net merchandise sales - constant currency	$5,187,908	$4,783,119
NON-GAAP RECONCILIATION — ADJUSTED OPERATING INCOME
(Unaudited; USD in Thousands)

	Twelve months ended
	Aug 31, 2025	Aug 31, 2024
Operating income	$232,510	$220,944
Adjustments:
Price reduction due to lower than expected foreign currency conversion costs	513	—
CFO transition costs	1,566	—
Corporate headquarters relocation costs	1,091	—
Produce distribution center disposals costs	1,673	—
Earned overachievement performance stock unit expense(1)	235	—
Adjusted operating income	$237,588	$220,944
(1) When calculating the amount of adjusted operating income for overachievement purposes, any earned over-achievement performance stock unit expenses are excluded.

PriceSmart, Inc. Notice of 2026 Annual Meeting of Stockholders and Proxy Statement	A-1

PriceSmart

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 4, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81945-P40096

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PRICESMART, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sherry S. Bahrambeygui
02) Jeffrey Fisher
03) Gordon H. Hanson
04) Beatriz V. Infante
05) Leon C. Janks
06) Patricia Márquez
07) David N. Price
08) Robert E. Price
09) David R. Snyder
10) John D. Thelan
11) Edgar Zurcher

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V81946-P40096

PRICESMART, INC.
Annual Meeting of Stockholders
February 5, 2026 8:30 AM EST
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of PriceSmart, Inc., a Delaware corporation (the "Company"), hereby appoints David N. Price and Francisco Velasco, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Thursday, February 5, 2026 at 8:30 AM EST via live audio webcast at www.virtualshareholdermeeting.com/PSMT2026, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for directors listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

Continued and to be signed on reverse side